Exhibit 13.2

Management’s Report to the Shareholders of Cascades Inc.

March 19, 2012

The accompanying consolidated financial statements are the responsibility of the management of Cascades Inc., and have been reviewed by the Audit Committee and approved by the Board of Directors.

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and include certain estimates that reflect management’s best judgment.

Management is also responsible for all other information included in this Annual Report and for ensuring that this information is consistent with the Corporation’s consolidated financial statements and business activities.

The Management of the Corporation is responsible for the design, establishment and maintenance of appropriate internal controls and procedures for financial reporting, to ensure that financial statements for external purposes are fairly presented in conformity with IFRS. Such internal control systems are designed to provide reasonable assurance on the reliability of the financial information and the safeguarding of assets.

External and internal auditors have free and independent access to the Audit Committee, which comprises outside independent directors. The Audit Committee, which meets regularly throughout the year with members of management and the external and internal auditors, reviews the consolidated financial statements and recommends their approval to the Board of Directors.

The consolidated financial statements have been audited by PricewaterhouseCoopers LLP, whose report is provided below.

Management of the Corporation is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the United States Securities Exchange Act of 1934. Internal control over financial reporting is a process designed by, or under the supervision of, the President and Chief Executive Officer (CEO) and the Vice - President and Chief Financial Officer (CFO) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of the effectiveness of internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

Management conducted an assessment of the effectiveness of the Corporation’s internal control over financial reporting, as at December 31, 2011 based on the framework and criteria established in Internal Control-Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this evaluation, management has concluded that the Corporation’s internal control over financial reporting was effective as at December 31, 2011.

Management has excluded Reno de Medici from its assessment of internal control over financial reporting as at December 31, 2011 because Reno de Medici became a consolidated entity during the second quarter of 2011. Reno de Medici’s total assets and total revenues represented 15.2% and 14.5%, respectively, of the related consolidated financial statement amounts of the Corporation as at and for the year ended December 31, 2011.

/s/ Alain Lemaire ALAIN LEMAIRE	/s/ Allan Hogg ALLAN HOGG

PRESIDENT AND CHIEF EXECUTIVE OFFICER KINGSEY FALLS, CANADA	VICE-PRESIDENT AND CHIEF FINANCIAL OFFICER KINGSEY FALLS, CANADA

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	1

Independent Auditor’s Report To the Shareholders of Cascades Inc.

March 19, 2012

We have audited the accompanying consolidated financial statements of Cascades Inc. and its subsidiaries, which comprise the consolidated balance sheets as at December 31, 2011 and 2010 and January 1, 2010 and the consolidated statements of earnings, comprehensive income (loss), equity and cash flows for the years ended December 31, 2011 and 2010, and the related notes, which comprise a summary of significant accounting policies and other explanatory information.

MANAGEMENT’S RESPONSIBILITY FOR THE CONSOLIDATED FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standard Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

AUDITOR’S RESPONSIBILITY

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

OPINION

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Cascades Inc. and its subsidiaries as at December 31, 2011 and 2010 and January 1, 2010 and their financial performance and their cash flows for the years ended December 31, 2011 and 2010 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ PricewaterhouseCoopers LLP1

MONTRÉAL, CANADA

1	Chartered Accountant Auditor Permit No. 12300

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	2

CONSOLIDATED BALANCE SHEETS

(in millions of Canadian dollars)	Note	December 31, 2011	December 31, 2010	January 1, 2010
Assets
Current assets
Cash and cash equivalents		12	6	8
Accounts receivable	7 and 15	556	490	456
Current income tax assets	18	24	21	13
Inventories	8 and 15	516	476	467
Financial assets	27	6	12	14
Assets held for sale		12	—	—

		1,126	1,005	958

Long-term assets
Investments in associates and joint ventures	9	219	262	260
Property, plant and equipment	10 and 15	1,703	1,553	1,637
Intangible assets	11	185	126	137
Financial assets	27	25	4	7
Other assets	12	44	58	44
Deferred income tax assets	18	101	116	103
Goodwill and others	11	328	313	315

		3,731	3,437	3,461

Liabilities and Equity
Current liabilities
Bank loans and advances		90	42	50
Trade and other payables	13	539	440	395
Current income tax liabilities		2	2	1
Current portion of provisions for contingencies and charges	14	26	23	24
Current portion of financial liabilities and other liabilities	16 and 27	20	14	7
Current portion of long-term debt	15	49	7	6
Revolving credit facility, renewed in 2011	15	—	394	—

		726	922	483

Long-term liabilities
Long-term debt	15	1,358	960	1,423
Provisions for contingencies and charges	14	33	37	31
Financial liabilities	27	111	83	54
Other liabilities	16	249	196	166
Deferred income tax liabilities	18	89	167	192

		2,566	2,365	2,349

Equity attributable to Shareholders
Capital stock	19	486	496	499
Contributed surplus	20	14	14	14
Retained earnings		615	576	575
Accumulated other comprehensive income (loss)	21	(86)	(37)	3

		1,029	1,049	1,091
Non-controlling interest		136	23	21

Total equity		1,165	1,072	1,112

		3,731	3,437	3,461

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board of Directors

/s/ Alain Lemaire ALAIN LEMAIRE	/s/ Robert Chevrier ROBERT CHEVRIER

DIRECTOR	DIRECTOR

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	3

CONSOLIDATED STATEMENTS OF EARNINGS

	00000000	00000000	00000000
For the years ended December 31, (in millions of Canadian dollars, except per share amounts and number of shares)	Note	2011	2010
Sales		3,625	3,182

Cost of sales and expenses	22
Cost of sales (including depreciation and amortization of $180 million; 2010–$155 million)		3,247	2,702
Selling and administrative expenses		362	326
Loss (gain) on acqusitions, disposals and others	24	(48)	15
Impairment charges and restructuring costs	25	67	30
Foreign exchange loss (gain)		(19)	7
Loss (gain) on derivative financial instruments	27	8	(1)

		3,617	3,079

Operating income		8	103
Financing expense	26	100	107
Loss on refinancing of long-term debt		—	3
Foreign exchange loss (gain) on long-term debt and financial instruments		(4)	4

Loss before income taxes		(88)	(11)
Recovery of income taxes	18	(56)	(6)
Share of results of associates and joint ventures	9	(14)	(27)

Net earnings (loss) from continuing operations including non-controlling interest for the year		(18)	22
Net earnings from discontinued operations for the year	5	114	21

Net earnings including non-controlling interest for the year		96	43
Net earnings (loss) attributable to non-controlling interest		(3)	2

Net earnings attributable to Shareholders for the year		99	41

Net earnings (loss) from continuing operations per common share
Basic		$(0.16)	$0.21
Diluted		$(0.16)	$0.21
Net earnings per common share
Basic		$1.03	$0.43
Diluted		$1.02	$0.42

Weighted average basic number of common shares outstanding		96,013,220	96,807,032

Net earnings attributable to Shareholders:
Continuing operations		(15)	20
Discontinued operations	5	114	21

Net earnings		99	41

The accompanying notes are an integral part of these consolidated financial statements.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	4

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	000000	000000	000000
For the years ended December 31, (in millions of Canadian dollars)	Note	2011	2010
Net earnings including non-controlling interest for the year		96	43

Other comprehensive income (loss)
Translation adjustments	20
Change in foreign currency translation of foreign subsidiaries		(28)	(49)
Change in foreign currency translation related to net investment hedging activities		6	28
Income taxes		(1)	(4)
Cash flow hedges	20
Change in fair value of foreign exchange forward contracts		(11)	1
Change in fair value of interest rate swaps		(23)	—
Change in fair value of commodity derivative financial instruments		(11)	(23)
Income taxes		14	8
Actuarial loss on post-employment benefit obligations	17 and 20	(66)	(33)
Income taxes		17	9
Available-for-sale financial assets	20 and 27	—	(1)

Other comprehensive loss		(103)	(64)

Comprehensive loss including non-controlling interest for the year		(7)	(21)
Comprehensive income (loss) attributable to non-controlling interest for the year		(8)	2

Comprehensive income (loss) attributable to Shareholders for the year		1	(23)

Comprehensive income (loss) attributable to Shareholders:
Continuing operations		(113)	(44)
Discontinued operations	5	114	21

Comprehensive income (loss)		1	(23)

The accompanying notes are an integral part of these consolidated financial statements.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	5

CONSOLIDATED STATEMENTS OF EQUITY

		For the year ended December 31, 2011
(in millions of Canadian dollars)	Note	Capital stock	Contributed surplus	Retained earnings	Accumulated other com- prehensive income (loss)	Total equity attributable to Shareholders	Non- controlling interest	Total equity
Balance—Beginning of year		496	14	576	(37)	1,049	23	1,072
Comprehensive income (loss)
Net earnings		—	—	99	—	99	(3)	96
Other comprehensive income (loss)		—	—	(49)	(49)	(98)	(5)	(103)

		—	—	50	(49)	1	(8)	(7)
Business acquisitions	5	—	—	—	—	—	129	129
Dividends		—	—	(15)	—	(15)	—	(15)
Stock options		1	—	—	—	1	—	1
Redemption of common shares		(11)	—	—	—	(11)	—	(11)
Acquisition of non-controlling interest	5	—	—	4	—	4	(7)	(3)
Dividend paid to non-controlling interest		—	—	—	—	—	(1)	(1)

Balance—End of year		486	14	615	(86)	1,029	136	1,165

	For the year ended December 31, 2011
(in millions of Canadian dollars)	Capital stock	Contributed surplus	Retained earnings	Accumulated other com- prehensive income (loss)	Total equity attributable to Shareholders	Non- controlling interest	Total equity
Balance—Beginning of year	499	14	575	3	1,091	21	1,112
Comprehensive income (loss)
Net earnings	—	—	41	—	41	2	43
Other comprehensive income (loss)	—	—	(24)	(40)	(64)	—	(64)

	—	—	17	(40)	(23)	2	(21)
Dividends	—	—	(16)	—	(16)	—	(16)
Stock options	—	1	—	—	1	—	1
Redemption of common shares	(3)	(1)	—	—	(4)	—	(4)

Balance—End of year	496	14	576	(37)	1,049	23	1,072

The accompanying notes are an integral part of these consolidated financial statements.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	6

CONSOLIDATED STATEMENTS OF CASH FLOWS

	000000	000000	000000
For the years ended December 31, (in millions of Canadian dollars)	Note	2011	2010
Operating activities from continuing operations
Net earnings attributable to Shareholders for the year		99	41
Net earnings from discontinued operations for the year		(114)	(21)

Net earnings (loss) from continuing operations		(15)	20
Adjustments for
Financing expense	26	100	107
Depreciation and amortization		180	155
Loss (gain) on acquisitions, disposals and others	24	(48)	15
Impairment charges and restructuring costs	25	60	29
Loss on derivative financial instruments		12	7
Foreign exchange loss (gain) on long-term debt and derivative financial instruments		(4)	4
Recovery of income taxes	18	(56)	(6)
Share of results of associates and joint ventures	9	(14)	(27)
Non-controlling interest		(3)	2
Net financing expense paid		(97)	(94)
Income taxes paid		(2)	(16)
Dividend received		16	16
Others		(3)	(19)

		126	193
Changes in non-cash working capital components	26	(22)	(23)

		104	170

Investing activities from continuing operations
Purchase of investments in associates and joint ventures		(65)	(8)
Purchase of property, plant and equipment		(141)	(118)
Proceeds on disposal of property, plant and equipment		32	7
Change in other assets		1	(29)
Business acquisitions, net of cash acquired	6	(60)	(3)
Proceeds on disposals of business, net of cash disposed		4	—

		(229)	(151)

Financing activities from continuing operations
Bank loans and advances		4	(7)
Change in revolving credit facilities		(120)	243
Purchase of senior notes		—	(165)
Increase in other long-term debt		3	1
Payments of other long-term debt		(26)	(107)
Redemption of common shares		(11)	(4)
Acquisition of non-controlling interest including dividend paid		(4)	—
Dividends paid to Corporation’s Shareholders		(15)	(16)

		(169)	(55)

Change in cash and cash equivalents during the year from continuing operations		(294)	(36)
Change in cash and cash equivalents from discontinued operations, including proceeds on disposal during the year	5	298	35

Net change in cash and cash equivalents during the year		4	(1)
Currency translation on cash and cash equivalents		2	(1)
Cash and cash equivalents—Beginning of year		6	8

Cash and cash equivalents—End of year		12	6

The accompanying notes are an integral part of these consolidated financial statements.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	7

SEGMENTED INFORMATION

The Corporation analyzes the performance of its operating segments based on their operating income before depreciation and amortization, which is not a measure of performance under International Financial Reporting Standards “IFRS”; however, the chief operating decision-maker (“CODM”) uses this performance measure for assessing the operating performance of each reportable segment. Earnings for each segment are prepared on the same basis as those of the Corporation. Intersegment operations are recorded on the same basis as sales to third parties, which are at fair market value. The accounting policies of the reportable segments are the same as the Corporation’s accounting policies described in note 2.

The Corporation’s operating segments are reported in a manner consistent with the internal reporting provided to the CODM. The Chief Executive Officer has authority for resource allocation and assessment of the Corporation’s performance and is therefore the CODM.

In 2011, the Corporation changed the structure of its internal organization in a manner that caused the composition of its reportable segment to change. As a result, the Corporation modified its segmented information disclosure for the current and prior years. Containerboard manufacturing and converting activities are now presented on a consolidated basis. As well, North American manufacturing and converting Boxboard activities are also presented on a consolidated basis while European activities are still reported as a separate sub-segment. The Corporation also changed the presentation for its Specialty Products, in order to reflect how management analyzes its financial information.

The Corporation’s operations are managed in four segments: North American and European boxboard, North American Containerboard, Specialty Products (which consists of the packaging products of the Corporation) and Tissue Papers.

	SALES
For the years ended December 31, (in millions of Canadian dollars)	Note	2011	2010
Packaging products
Boxboard
North America		466	846
Europe		745	208
Discontinued operations of North America	5	(148)	(470)

		1,063	584
Containerboard		979	1,086
Specialty Products		851	786
Intersegment sales		(109)	(106)

		2,784	2,350
Tissue Papers		871	853

Intersegment sales and others		(30)	(21)

Total		3,625	3,182

	OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION
For the years ended December 31, (in millions of Canadian dollars)	Note	2011	2010
Packaging products
Boxboard
North America		(8)	56
Europe		46	8
Discontinued operations of North America	5	(12)	(52)

		26	12
Containerboard		61	144
Specialty Products		16	63

		103	219
Tissue Papers		93	84
Corporate		(8)	(45)

Operating income before depreciation and amortization		188	258
Depreciation and amortization		(180)	(155)
Financing expense		(100)	(107)
Loss on refinancing of long-term debt		—	(3)
Foreign exchange (loss) gain on long-term debt and financial instruments		4	(4)

Loss before income taxes		(88)	(11)

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	8

	PURCHASES OF PROPERTY, PLANT AND EQUIPMENT
For the years ended December 31, (in millions of Canadian dollars)	Note	2011	2010
Packaging products
Boxboard
North America		13	21
Europe		30	5
Discontinued operations of North America	5	(1)	(13)

		42	13
Containerboard		42	31
Specialty Products		26	30

		110	74
Tissue Papers		31	36
Corporate		14	17

Total purchases		155	127
Proceeds on disposal of property, plant and equipment		(32)	(7)
Acquisition under capital-lease agreement		(7)	(4)

		116	116
Purchases of property, plant and equipment included in trade and other payables
Beginning of year		18	13
End of year		(25)	(18)

Purchases of property, plant and equipment		109	111

	TOTAL ASSETS
(in millions of Canadian dollars)	December 31, 2011	December 31, 2010	January 1, 2010
Packaging products
Boxboard	854	642	675
Containerboard	1,125	1,228	1,267
Specialty Products	540	523	494

	2,519	2,393	2,436

Tissue Papers	759	576	592
Corporate	280	221	202
Intersegment eliminations	(55)	(46)	(41)

	3,503	3,144	3,189
Investments in associates and joint ventures	219	262	260
Other investments	9	31	12

Total assets	3,731	3,437	3,461

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	9

Information by geographic segment is as follows:

For the years ended December 31,	2011	2010
(in millions of Canadian dollars)
Sales
Operations located in Canada
Within Canada	1,402	1,413
To the United States	590	551
Offshore	54	44

	2,046	2,008

Operations located in the United States
Within the United States	731	796
To Canada	53	55
Offshore	2	1

	786	852

Operations located in Italy
Within Italy	177	—
Other countries	113	—

	290	—

Operations located in other countries
Within Europe	396	293
Other countries	107	29

	503	322

Total	3,625	3,182

(in millions of Canadian dollars)	December 31, 2011	December 31, 2010	January 1, 2010
Property, plant and equipment
Canada	1,092	1,111	1,127
United States	249	391	441
Italy	315	—	—
Other countries	47	51	69

Total	1,703	1,553	1,637

(in millions of Canadian dollars)	December 31, 2011	December 31, 2010	January 1, 2010
Goodwill, customer relationships and client lists and other finite and indefinite useful life intangible assets
Canada	457	357	361
United States	48	82	91
Italy	8	—	—

Total	513	439	452

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	10

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the two-year period ended December 31, 2011 (tabular amounts in millions of Canadian dollars, except per share and option amounts and number of shares and options)

NOTE 1

GENERAL INFORMATION

Cascades Inc. and its subsidiaries (together “Cascades” or the “Corporation”) produce, convert and market packaging and tissue products composed mainly of recycled fibres. Cascades Inc. is incorporated and domiciled in Québec, Canada. The address of its registered office is 404 Marie-Victorin Boulevard, Kingsey Falls. Its shares are listed on the Toronto Stock Exchange.

The Board of Directors approved the consolidated financial statements on March 19, 2012.

NOTE 2

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND ADOPTION OF IFRS

Prior to January 1, 2011, the Corporation prepared its financial statements in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”) as set out in Part V of the Handbook of the Canadian Institute of Chartered Accountants (“CICA Handbook”). In these consolidated financial statements, the term “Canadian GAAP” refers to Canadian GAAP before the adoption of International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”). In 2010, the CICA Handbook was revised to incorporate IFRS, and requires publicly accountable enterprises to apply such standards effective for years beginning on or after January 1, 2011. Accordingly, the Corporation commenced reporting on this basis in its 2011 consolidated financial statements.

These consolidated financial statements and the notes thereto represent the first annual consolidated financial statements of the Corporation prepared in compliance with IFRS as issued by IASB. The Corporation has also complied with the requirements of IFRS 1, First-time Adoption of IFRS. Subject to certain transition elections and exceptions disclosed in note 30, the Corporation consistently applied the accounting policies used in its opening IFRS consolidated balance sheet as at January 1, 2010 throughout all periods presented as if these policies had always been in effect. Note 30 discloses the impact of the transition to IFRS on the Corporation’s reported consolidated balance sheet as at December 31, 2010 and January 1, 2010 and consolidated statements of earnings, comprehensive loss and cash flows for the year ended December 31, 2010, including the nature and effect of significant changes in accounting policies from those used in the Corporation’s consolidated financial statements for the year ended December 31, 2010 prepared under Canadian GAAP.

BASIS OF MEASUREMENT

The consolidated financial statements have been prepared under the historical cost convention, except for the revaluation of certain financial assets and liabilities, including derivative instruments which are measured at fair value.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	11

BASIS OF CONSOLIDATION

These consolidated financial statements include the accounts of the Corporation, which include:

(a)	Subsidiaries

Subsidiaries are all entities (including special purpose entities) over which the Corporation has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Corporation controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Corporation. They are deconsolidated from the date that control ceases. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Corporation. The purchase method of accounting is used to account for the acquisition of subsidiaries by the Corporation. Results of operation are consolidated since the date of acquisition. The purchase consideration is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange. The transaction costs directly attributable to the acquisition are expensed. Identifiable assets acquired as well as liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date, irrespective of the extent of any non-controlling interest. The excess of the purchase consideration over the fair value of the Corporation’s share of the identifiable net assets acquired is recorded as goodwill. If the purchase consideration is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the consolidated statement of earnings. Intercompany transactions, balances and unrealized gains on transactions between subsidiaries are eliminated.

The Corporation owns 44.31% of outstanding shares of Reno de Medici S.p.A. (“RdM”) and has an exercisable call option to purchase an additional 9.07% of the shares of RdM as at December 31, 2011. As such, the Corporation fully consolidates, since April 7, 2011, RdM with a non-controlling interest of 55.69%.

(b)	Transactions and change in ownership

Acquisitions or disposals of equity interests that do not result in the Corporation obtaining or losing control are treated as equity transactions. When the Corporation obtains or loses control, the revaluation of non-controlling interests that results in gains or losses for the Corporation are recognized in the consolidated statement of earnings.

(c)	Associates

Associates are all entities over which the Corporation has significant influence but not control, generally accompanying a shareholding of between 20% and 50% of the voting rights. Investments in associates are accounted for using the equity method and are initially recognized at cost. The Corporation’s investment in associates includes goodwill identified on acquisition, net of any accumulated impairment loss.

Unrealized gains on transactions between the Corporation and its associates are eliminated to the extent of the Corporation’s interest in the associates. Accounting policies of associates have been adjusted where necessary to ensure consistency with the policies adopted by the Corporation. Dilution gains and losses arising in investments in associates are recognized in the consolidated statement of earnings.

The Corporation assesses at each year-end whether there is any objective evidence that its interest in associates is impaired. If impaired, the carrying value of the Corporation’s share of the underlying assets of associates is written down to its estimated recoverable amount (being the higher of fair value less cost to sell and value in use) and charged to the consolidated statement of earnings.

The Corporation has a 59.7% interest in an associate (“Greenpac”). Because the Corporation does not have the power to govern or jointly govern the financial and operating policies of Greenpac, it is a accounted for as an associate.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	12

(d)	Joint ventures

A joint venture is an entity in which the Corporation holds a long-term interest and shares joint control over the strategic, financial and operating decisions with one or more other venturers under a contractual arrangement. The Corporation reports its interests in joint ventures using the equity method. Accounting policies of joint ventures have been adjusted where necessary to ensure consistency with the policies adopted by the Corporation.

REVENUE RECOGNITION

The Corporation recognizes its sales, which consist of product sales, when it is probable that the economic benefits will flow to the Corporation, the goods are shipped and the significant risks and benefits of ownership are transferred, the price is fixed or determinable, and collection of the resulting receivable is reasonably assured.

Revenue is measured based on the price specified in the sales contract, net of discounts and estimated returns at the time of sale. Historical experience is used to estimate and provide for discounts and returns. Volume discounts are assessed based on anticipated annual sales.

FINANCIAL INSTRUMENTS AND HEDGING RELATIONSHIPS

Financial assets and financial liabilities are recognized when the Corporation becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Corporation has transferred substantially all risks and rewards of ownership.

Financial assets and financial liabilities are offset and the net amount reported in the consolidated balance sheet when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

CLASSIFICATION

The Corporation classifies its financial instruments in the following categories: at fair value through profit or loss, held to maturity (“HTM”), loans and receivables, available for sale (“AFS”) and other liabilities. The classification depends on the purpose for which the financial instruments were acquired or issued. Management determines the classification of its financial assets and financial liabilities at initial recognition. Settlement date accounting is used by the Corporation for all financial assets.

(a)	Financial assets at fair value through profit or loss

A financial asset or financial liability is classified in this category if acquired principally for the purpose of selling or repurchasing in the short term. Derivatives are also included in this category unless they are designated as hedges. Financial instruments in this category are recognized initially and subsequently at fair value. Transaction costs are expensed in the consolidated statement of earnings. Gains and losses arising from changes in fair value are presented in the consolidated statement of earnings in loss (gain) on disposal and others in the period in which they arise. Financial assets and financial liabilities at fair value through profit or loss are classified as current except for the portion expected to be realized or paid beyond 12 months of the consolidated balance sheet date, which is classified as long-term.

(b)	Held to maturity

HTM financial assets are non-derivative financial assets with fixed or determinable payments and fixed maturities, other than loans and receivables, AFS or fair value through profit or loss that the entity has the positive intention and ability to hold to maturity. These financial assets are measured at amortized cost. The Corporation has no HTM financial assets as at December 31, 2011.

(c)	Available-for-sale financial assets

AFS investments are non-derivative financial assets that are either designated in this category or not classified in any of the other categories. AFS investments are recognized initially at fair value plus transaction costs and are subsequently carried at fair value. Gains or losses arising from changes in fair value are recognized in other comprehensive income (loss). AFS investments are classified as long-term, unless the investment matures within 12 months, or management expects to dispose of them within 12 months.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	13

Interest on AFS investments, calculated using the effective interest method, is recognized in the consolidated statement of earnings as part of interest income. Dividends on AFS equity instruments are recognized in the consolidated statement of earnings as part of loss (gain) on disposal and others when the Corporation’s right to receive payment is established. When an AFS investment is sold or impaired, the accumulated gains or losses are moved from accumulated other comprehensive income (loss) to the consolidated statement of earnings and included in Loss (gain) on derivative financial instruments.

(d)	Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. The Corporation’s loans and receivables comprise accounts receivables, notes receivable and cash and cash equivalents. Loans and receivables are initially recognized at fair value. Subsequently, loans and receivables are measured at amortized cost using the effective interest method less a provision for impairment.

(e)	Financial liabilities at amortized cost

Financial liabilities at amortized cost include bank loans and advances, trade and other payables, provisions for contingencies and charges, and long-term debt. Financial liabilities at amortized cost are initially recognized at the amount required to be paid, less, when material, a discount to reduce the payables to fair value. Subsequently, they are measured at amortized cost using the effective interest method. They are classified as current liabilities if payment is due within 12 months. Otherwise, they are presented as long-term liabilities.

IMPAIRMENT OF FINANCIAL ASSETS

At each report date, the Corporation assesses whether there is objective evidence that a financial asset is impaired. If such evidence exists, the Corporation recognizes an impairment loss, as follows:

i)	Financial assets carried at amortized cost: The impairment loss is the difference between the amortized cost of the loan or receivable and the present value of the estimated future cash flows, discounted using the instrument’s original effective interest rate. The carrying amount of the asset is reduced by this amount either directly or indirectly through the use of an allowance account.

ii)	AFS financial assets: The impairment loss is the difference between the original cost of the asset and its fair value at the measurement date, less any impairment losses previously recognized in the consolidated statement of earnings. This amount represents the cumulative loss in accumulated other comprehensive income (loss) that is reclassified to net earnings (loss).

Impairment losses on financial assets carried at amortized cost are reversed in subsequent periods if the amount of the loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized. Impairment losses on AFS equity instruments are not reversed.

DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured at their fair value. The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and, if so, the nature of the item being hedged. The Corporation designates certain derivatives as either:

i)	hedges of the fair value of recognized assets or liabilities or a firm commitment (fair value hedge);

ii)	hedges of a particular risk associated with a recognized asset or liability or a highly probable forecast transaction (cash flow hedge); or

iii)	hedges of a net investment in a foreign operation (net investment hedge).

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	14

The Corporation formally documents at the inception of the transaction the relationship between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedging transactions. The Corporation also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

The full fair value of a hedging derivative is classified as a long-term asset or liability when the remaining maturity of the hedged item is more than 12 months and as a current asset or liability when the remaining maturity of the hedged item is less than 12 months. Trading derivatives are classified as current assets or liabilities.

(a)	Fair value hedge

Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recorded in the consolidated statement of earnings, together with any changes in the fair value of the hedged asset or liability that are attributable to the hedged risk. The Corporation only applies fair value hedge accounting for hedging fixed interest risk on borrowings. The gain or loss relating to the effective portion of interest rate swaps hedging fixed rate borrowings is recognized in the consolidated statement of earnings in Financing expense. The gain or loss relating to the ineffective portion is recognized in the consolidated statement of earnings. Changes in the fair value of the hedged fixed rate borrowings attributable to interest rate risk (Basis Adjustment) are recognized in the consolidated statement of earnings in Financing expense.

If the hedge no longer meets the criteria for hedge accounting, the Basis Adjustment to the carrying amount of a hedged item for which the effective interest method is used is amortized to profit or loss over the period to maturity.

(b)	Cash flow hedge

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in other comprehensive income (loss). The gain or loss relating to the ineffective portion is recognized immediately in the consolidated statement of earnings.

Amounts accumulated in equity are reclassified to profit or loss in the period when the hedged item affects profit or loss (for example, when the forecast sale that is hedged takes place). The gain or loss relating to the effective portion of interest rate swaps hedging variable rate borrowings is recognized in the consolidated statement of earnings in Financing expense. The gain or loss relating to the ineffective portion is recognized in the consolidated statement of earnings. However, when the forecasted transaction that is hedged results in the recognition of a non-financial asset (for example, inventory or property, plant and equipment), the gains and losses previously deferred in equity are transferred from equity and included in the initial measurement of the cost of the asset. The deferred amounts are ultimately recognized in cost of goods sold in the case of inventory or in depreciation in the case of property, plant and equipment.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognized when the forecast transaction is ultimately recognized in the consolidated statement of earnings. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the consolidated statement of earnings.

(c)	Net investment hedge

Hedges of net investments in foreign operations are accounted for similarly to cash flow hedges.

Any gain or loss on the hedging instrument relating to the effective portion of the hedge is recognized in other comprehensive income (loss). The gain or loss relating to the ineffective portion is recognized immediately in the consolidated statement of earnings.

Gains and losses accumulated in equity are included in the consolidated statement of earnings when the foreign operation is partially disposed of or sold.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	15

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash on hand, bank balances and short-term liquid investments with original maturities of three months or less.

ACCOUNTS RECEIVABLE

Accounts receivable are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method, less a provision for doubtful accounts that is based on expected collectibility.

INVENTORIES

Inventories of finished goods are valued at the lower of average production cost and net realizable value. Inventories of raw materials and supplies are valued at the lower of cost and replacement value, which is the best available measure of their net realizable value. Cost of raw materials and supplies is determined using the average cost and the first-in, first-out methods respectively. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION

Property, plant and equipment are recorded at cost less accumulated depreciation and net impairment losses, including interest incurred during the construction period of certain property, plant and equipment. Depreciation is calculated on a straight-line basis at annual rates varying from 3% to 5% for buildings, 5% to 10% for machinery and equipment, and 15% to 20% for automotive equipment, determined according to the estimated useful life of each class of property, plant and equipment. Repairs and maintenance costs are charged to the consolidated statement of earnings during the period in which they are incurred.

Residual values, method of depreciation and useful lives of the assets are reviewed annually and adjusted if appropriate.

GRANTS AND INVESTMENT TAX CREDITS

Grants and investment tax credits are accounted for using the cost reduction method and are amortized to earnings as a reduction of depreciation, using the same rates as those used to depreciate the related property, plant and equipment.

BORROWING COSTS

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use, are added to the cost of those assets, until all the activities necessary to prepare the asset for its intended use are complete.

All other borrowing costs are recognized in the consolidated statement of earnings in the period in which they are incurred.

INTANGIBLE ASSETS

Intangible assets consist primarily of customer relationships and client lists, application software and favourable leases. They are recorded at cost less accumulated amortization and impairment losses and amortized on a straight-line basis, over the estimated useful lives as follows:

Customer relationships and client lists	Between 2 and 30 years
Other finite-life intangible assets	Between 2 and 20 years
Application software	Between 3 and 10 years
Favourable leases	Term of the lease
Other	Between 2 and 20 years

Expenditure on research activities is recognized as an expense in the period in which it is incurred.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	16

LONG-TERM DEBT

Long-term debt is recognized initially at fair value, net of financing costs incurred. Long-term debt is subsequently carried at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the consolidated statement of earnings over the period of the term of the debt using the effective interest method.

Financing costs paid on establishment of the revolving credit facility are recognized as deferred financing costs and amortized on a straight-line basis over the anticipated period of the credit facility.

IMPAIRMENT

a)	Property, plant and equipment and intangible assets with finite useful life

At the end of each reporting period, the Corporation assesses whether there is an indicator that the carrying amount of an asset or group of assets may be lower than its recoverable amount. For that purpose, assets are grouped at the lowest levels for which there are separately identifiable cash inflows (cash generating units (CGUs)).

When the recoverable amount is lower than the carrying amount, the carrying amount is reduced to the recoverable amount. Impairment losses are recorded immediately in the consolidated statement of earnings on the line item Impairment charges and restructuring costs.

Impairment losses are evaluated for potential reversals when events or changes in circumstances warrant such consideration. The revalued carrying value is the greater of the estimated recoverable amount or the carrying amount that would have been determined had no impairment loss been recognized and depreciation had been taken previously on the asset or CGU. A reversal of impairment loss is recorded directly in the consolidated statement of earnings in the line item Impairment charges and restructuring costs.

b)	Goodwill and other intangible assets with indefinite useful life

Goodwill and other intangible assets with indefinite useful life are recognized at cost less any accumulated impairment losses. They are reviewed for impairment annually on December 31 or when an event or circumstance occurs and indicates that the value could be permanently impaired. Goodwill and other intangible assets with indefinite useful life are allocated to CGUs for the purpose of impairment testing based on the level at which management monitors it, which is not higher than an operating segment. The allocation is made to those CGUs that are expected to benefit from the business combination in which the goodwill and other intangible assets with indefinite useful life arose. Impairment loss on goodwill and other intangible assets with indefinite useful life is not reversed.

c)	Recoverable amounts

A recoverable amount is the higher of fair value less cost to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessment of the time value of money and the risks specific to the asset or CGU. When determining fair value less cost to sell, the Corporation considers if there is a market price for the asset being evaluated. Otherwise, the Corporation uses the income approach.

LEASES

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases are charged to the consolidated statement of earnings on a straight-line basis over the term of the lease.

The Corporation leases certain property, plant and equipment. Leases of property, plant and equipment for which the Corporation has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the lease’s commencement at the lower of the fair value of the leased property and the present value of the minimum lease payments. Property, plant and equipment acquired under a finance lease are depreciated over the shorter of the estimated useful life of the asset

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	17

and the lease term using the straight-line method. Each lease payment is allocated between the liability and financing expense so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of financing expense, are included in long-term debt.

PROVISIONS FOR CONTINGENCIES AND CHARGES

Provisions for contingencies include mainly legal claims, volume rebates and other. A provision is recognized when the Corporation has a legal or constructive obligation as a result of a past event and it is probable that settlement of the obligation will require a financial payment or cause a financial loss, and a reliable estimate can be made of the amount of the obligation.

If some or all of the expenditure required to settle a provision is expected to be reimbursed by another party, the reimbursement is recorded in the consolidated balance sheet as a separate asset, but only if it is virtually certain that the reimbursement will be received.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a discount rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognized as financing expense.

ENVIRONMENTAL RESTORATION AND ENVIRONMENTAL COSTS

An obligation to incur restoration and environmental costs arises when environmental disturbance is caused by the development or ongoing production of a plant or landfill site. Such costs arising from the installation of plant and other site preparation work are provided for and capitalized at the start of each project, or as soon as the obligation to incur such costs arises. Decommissioning costs are recorded at the estimated amount at which the obligation could be settled at the consolidated balance sheet date, and are charged against profit over the life of the operation, through the depreciation of the asset and the unwinding of the discount on the provision. The discount rate is the pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Costs for restoring subsequent site damage which is created on an ongoing basis during production are provided for at their present values and charged against profit as the obligation arises.

Changes in the measurement of a liability relating to the decommissioning of a plant or other site preparation work that result from changes in the estimated timing or amount of the cash flow, or a change in the discount rate, are added to, or deducted from, the cost of the related asset in the current year. If a decrease in the liability exceeds the carrying amount of the asset, the excess is recognized immediately in the consolidated statement of earnings. If the asset value is increased and there is an indication that the revised carrying value is not recoverable, an impairment test is performed in accordance with the accounting policy for impairment testing.

EMPLOYEE BENEFITS

The Corporation offers funded and unfunded defined benefit pension plans, defined contribution pension plans and group registered retirement savings plans (RRSP) that provide retirement benefit payments for most of its employees. The defined benefit pension plans are usually contributory and are based on the number of years of service and, in most cases the average salaries or compensation at the end of a career. Retirement benefits are, in some cases, partially adjusted based on inflation. The Corporation also offers to its employees some post-employment benefit plans, such as retirement allowance, group life insurance and medical and dental plans. However, these benefits, other than pension plans, are not funded. Furthermore, the medical and dental plans upon retirement are being phased out and are no longer offered to the majority of the new retirees, and the retirement allowance is not offered for those who do not meet certain criteria.

The liability recognized in the consolidated balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the end of the reporting period less the fair value of plan assets. The defined benefit obligation is calculated at least every three years by independent actuaries using the projected unit credit method, and updated regularly by management for any material transactions and changes in circumstances, including changes in market prices and interest rates up to the end of the reporting period.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	18

Actuarial gains and losses that arise in calculating the present value of the defined benefit obligation and the fair value of plan assets are recorded in other comprehensive income (loss) and recognized immediately in retained earnings without recycling to the consolidated statement of earnings. Past service costs are recognized immediately in the consolidated statement of earnings.

When restructuring a plan results in a curtailment and settlement occurring at the same time, the curtailment is accounted for before the settlement.

Interest costs on pension and other post-employment benefits are recognized in the consolidated statement of earnings as Financing expense.

The measurement date of the employee future benefit plans is December 31 of each year. An actuarial evaluation is performed at least every three years. Based on the pension plan liability balance as at December 31, 2011, 85% of the plans have been evaluated on December 31, 2010 and 3% on December 31, 2009. The remaining 12% have been evaluated on December 31, 2011.

INCOME TAXES

The Corporation uses the liability method to recognize deferred income taxes. According to this method, deferred income taxes are determined using the difference between the accounting and tax bases of assets and liabilities. Deferred income tax assets and liabilities are measured using enacted or substantively enacted tax rates at the consolidated balance sheet date and that are expected to apply when the deferred income taxes are expected to be recovered or settled. Deferred income tax assets are recognized when it is probable that the asset will be realized.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

FOREIGN CURRENCY TRANSLATION

Items included in the financial statements of each of the Corporation’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The consolidated financial statements are presented in Canadian dollars, which is Cascades’ functional currency.

a)	Foreign currency transactions

Transactions denominated in currencies other than the business unit’s functional currency are recorded at the rate of exchange prevailing at the transaction date. Monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange prevailing at the consolidated balance sheet date. Unrealized gains and losses on translation of monetary assets and liabilities are reflected in the consolidated statement of earnings for the year.

b)	Foreign operations

The assets and liabilities of foreign operations are translated into Canadian dollars at the exchange rate prevailing at the consolidated balance sheet date. Revenues and expenses are translated at the average exchange rate for the year. Translation gains or losses are deferred and included in accumulated other comprehensive income (loss).

SHARE-BASED PAYMENTS

The Corporation uses the fair value method of accounting for stock-based compensation awards granted to officers and key employees. This method consists in recording expenses to earnings based on the vesting period of each tranche of options granted. The fair value of each tranche is calculated based on the Black-Scholes option pricing model. This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. When stock options are exercised, any considerations paid by employees, as well as the related stock-based compensation, are credited to capital stock.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	19

DIVIDEND DISTRIBUTION

Dividend distribution to the Corporation’s shareholders is recognized as a liability in the consolidated financial statements in the period in which the dividends are approved by the Corporation’s Board of Directors.

EARNINGS PER COMMON SHARE

Basic earnings per common share is determined using the weighted average number of common shares outstanding during the period. Diluted earnings per common share is determined by adjusting the weighted average number of common shares outstanding for dilutive instruments, which are primarily stock options, using the treasury stock method to evaluate the dilutive effect of stock options. Under this method, instruments with a dilutive effect, which is when the average market price of a share for the period exceeds the exercise price, are considered to have been exercised at the beginning of the period and the proceeds received are considered to have been used to redeem common shares of the Corporation at the average market price for the period.

NOTE 3

RECENT IFRS PRONOUNCEMENTS NOT YET ADOPTED

IFRS 9—Financial Instruments

IFRS 9 was issued in November 2009 and contain requirements for financial assets. This standard addresses classification and measurement of financial assets and replaces the multiple category and measurement models for debt instruments in IAS 39, Financial Instruments: Recognition and Measurement, with a new mixed measurement model having only two categories: amortized cost and fair value through profit or loss. IFRS 9 also replaces the models for measuring equity instruments, and such instruments are either recognized at fair value through profit or loss or at fair value through other comprehensive income. Where such equity instruments are measured at fair value through other comprehensive income, dividends are recognized in profit or loss insofar as they do not clearly represent a return of investment; however, other gains and losses (including impairments) associated with such instruments remain in accumulated comprehensive income indefinitely.

Requirements for financial liabilities were added in October 2010, and they largely carried forward existing requirements in IAS 39, except that fair value changes due to credit risk for liabilities designated at fair value through profit and loss would generally be recorded in other comprehensive income.

In December 2011, the effective date of IFRS 9 was deferred to years beginning on or after January 1, 2015. The Corporation has not yet assessed the impact of the standard or determined whether it will adopt the standard early.

In May 2011, the IASB issued the following standards which have not yet been adopted by the Corporation: IFRS 10, Consolidated Financial Statements, IFRS 11, Joint Arrangements, IFRS 12, Disclosure of Interests in Other Entities, IAS 27, Separate Financial Statements, IFRS 13, Fair Value Measurement and amended IAS 28, Investments in Associates and Joint Ventures. Each of the new standards is effective for annual periods beginning on or after January 1, 2013 with early adoption permitted. The Corporation has not yet begun the process of assessing the impact that the new and amended standards will have on its consolidated financial statements or whether to early adopt any of the new requirements.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	20

IFRS 10—Consolidation

IFRS 10 requires an entity to consolidate an investee when it is exposed or has rights to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Under existing IFRS, consolidation is required when an entity has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. IFRS 10 replaces SIC-12, Consolidation—Special Purpose Entities, and parts of IAS 27, Consolidated and Separate Financial Statements.

IFRS 11—Joint Arrangements

IFRS 11 requires a venturer to classify its interest in a joint arrangement as a joint venture or joint operation. Joint ventures will be accounted for using the equity method of accounting whereas for a joint operation the venturer will recognize its share of the assets, liabilities, revenue and expenses of the joint operation. Under existing IFRS, entities have the choice to proportionately consolidate or equity account for interests in joint ventures. IFRS 11 supersedes IAS 31, Interests in Joint Ventures, and SIC-13, Jointly Controlled Entities—Non-monetary Contributions by Venturers.

IFRS 12—Disclosure of Interests in Other Entities

IFRS 12 establishes disclosure requirements for interests in other entities, such as joint arrangements, associates, special purpose vehicles and off balance sheet vehicles. The standard carries forward existing disclosures and also introduces significant additional disclosure requirements that address the nature of, and risks associated with, an entity’s interests in other entities.

IFRS 13—Fair Value Measurement

IFRS 13 is a comprehensive standard for fair value measurement and disclosure requirements for use across all IFRS standards. The new standard clarifies that fair value is the price that would be received to sell an asset, or paid to transfer a liability in an orderly transaction between market participants, at the measurement date. It also establishes disclosures about fair value measurement. Under existing IFRS, guidance on measuring and disclosing fair value is dispersed among the specific standards requiring fair value measurements and in many cases does not reflect a clear measurement basis or consistent disclosures.

IAS 19—Employee Benefits

IAS 19 has been amended to make significant changes to the recognition and measurement of defined benefit pension expense and termination benefits and to enhance the disclosure of all employee benefits. The amended standard requires immediate recognition of actuarial gains and losses in other comprehensive income as they arise, without subsequent recycling to net income. This is consistent with the Corporation’s current accounting policy. Past service costs (which will now include curtailment gains and losses) will no longer be recognized over a service period but instead will be recognized immediately in the period of a plan amendment. Pension benefit costs will be split between (i) the cost of benefits accrued in the current period (service costs) and benefit changes (past service costs, settlements and curtailments); and (ii) finance expense or income. The finance expense or income component will be calculated based on the net defined benefit asset or liability. A number of other amendments have been made to recognition, measurement and classification including redefining short-term and other long-term benefits, guidance on the treatment taxes related to benefit plans, guidance on risk/cost sharing feature, and expanded disclosures.

IAS 1—Presentation of Financial Statements

IAS 1 has been amended to require entities to separate items presented in other comprehensive income into two groups based on whether or not items may be recycled in the future. Entities that choose to present other comprehensive income items before tax will be required to show the amount of tax related to the two groups separately. The amendment is effective for annual periods beginning on or after July 1, 2012 with earlier application permitted.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	21

Amendments to Other Standards

In addition, there have been amendments to existing standards, including IAS 27, Separate Financial Statements, and IAS 28, Investments in Associates and Joint Ventures. IAS 27 addresses accounting for subsidiaries, jointly controlled entities and associates in non-consolidated financial statements. IAS 28 has been amended to include joint ventures in its scope and to address the changes in IFRS 10 to 13.

IFRS 7—Financial Instruments disclosures

IFRS 7 requires disclosure of both gross and net information about financial instruments eligible for offset in the balance sheet and financial instruments subject to masternetting arrangements. Concurrent with the amendments to IFRS 7, the IASB also amended IAS 32, Financial Instruments: Presentation to clarify the existing requirements for offsetting financial instruments in the balance sheet. The amendments to IAS 32 are effective as of January 1, 2014.

NOTE 4

CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

USE OF ESTIMATES

The preparation of financial statements in conformity with IFRS requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities in the financial statements and disclosure of contingencies at the balance sheet date, and the reported amounts of revenues and expenses during the reporting period. On a regular basis and with the information available, management reviews its estimates, including those related to environmental costs, employee future benefits, collectibility of accounts receivable, financial instruments, contingencies, income taxes and related valuation allowance, useful life and residual value of property, plant and equipment and impairment of property, plant and equipment and intangible assets. Actual results could differ from those estimates. When adjustments become necessary, they are reported in earnings in the period in which they occur.

(a)	Impairment of long lived assets, intangible assets and goodwill

In determining the recoverable amount of an asset or a CGU, the Corporation uses several key assumptions, based on external information on the industry when available, and including production levels, selling prices, volume, raw material costs, foreign exchange rates, growth rates, discounting rates and capital spending.

The Corporation believes such assumptions to be reasonable. These assumptions involve a high degree of judgment and complexity and reflect management’s best estimates based on available information at the assessment date. In addition, products are commodity products; therefore, pricing is inherently volatile and often follows a cyclical pattern.

DESCRIPTION OF SIGNIFICANT IMPAIRMENT TESTING ASSUMPTIONS

Growth rates

The assumptions used were based on the Corporation’s internal budget. Revenues, operating margins and cash flows were projected for a period of five years, and a perpetual long-term growth rate was applied thereafter. In arriving at its forecasts, the Corporation considered past experience, economic trends such as gross domestic product growth and inflation, as well as industry and market trends.

Discount rates

The Corporation assumed a discount rate in order to calculate the present value of its projected cash flows. The discount rate represents a weighted average cost of capital (“WACC”) for comparable companies operating in similar industries of the applicable CGU, group of CGUs or reportable segment, based on publicly available information.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	22

Foreign exchange rates

Foreign exchange rates are determined using the banks’ average forecast for the first two years of forecasting. For the three following years, the Corporation uses the last five years’ historical average of the foreign exchange rate.

Considering the sensitivity of the key assumptions used, there is measurement uncertainty since adverse changes in one or a combination of the Corporation’s key assumptions could cause a significant change in the carrying amounts of these assets.

(b)	Income taxes

The Corporation is required to estimate the income taxes in each jurisdiction in which it operates. This includes estimating a value for existing net operating losses based on the Corporation’s assessment of its ability to use them against future taxable income before they expire. If the Corporation’s assessment of its ability to use the net operating losses proves inaccurate in the future, more or less of the net operating losses might be recognized as assets, which would increase or decrease the income tax expense and, consequently, affect the Corporation’s results in the relevant year.

(c)	Employee benefits

The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating the terms of the related pension liability.

The cost of pensions and other retirement benefits earned by employees is actuarially determined using the projected benefit method pro-rated on years of service and management’s best estimate of expected plan investment performance, salary escalations, retirement ages of employees and expected health-care costs. The accrued benefit obligation is evaluated using the market interest rate at the evaluation date. Due to the long-term nature of these plans, such estimates are subject to significant uncertainty. All assumptions are reviewed annually.

(d)	Subsidiaries and equity accounted investments

Significant judgment is applied in assessing whether certain investment structures result in control, joint control or significant influence over the operations of the investment. Management’s assessement of control, joint control or significant influence over an investment well determine the accounting treatment for the investment.

NOTE 5

DISCONTINUED OPERATIONS, DISPOSALS AND CLOSURES

DISCONTINUED OPERATIONS

a)	On March 11, 2011, the Corporation announced that it had entered into an agreement for the sale of Dopaco Inc. and Dopaco Canada Inc. (collectively Dopaco), its converting business for the quick-service restaurant industry which was part of the Boxboard Group, to Reynolds Group Holdings Limited. On May 2, 2011, the Corporation completed the transaction for a cash consideration of US$310 million ($288 million), net of transaction fees and current income taxes. The Corporation realized a gain of US$116 million ($110 million) net of income taxes of US$87 million ($82 million).

For the years ended December 31,	2011	2010
(in millions of Canadian dollars)
Results of the discontinued operations of Dopaco
Sales	148	470
Cost of sales and expenses (excluding depreciation and amortization)	124	377
Depreciation and amortization	6	24
Other expenses and specific items	12	41

Net earnings before income taxes of discontinued operations	6	28
Income taxes	2	7
Share of results of associates and joint ventures	—	(1)

Net earnings from operations	4	22
Gain on disposal, net of income taxes	110	—

Net earnings from discontinued operations	114	22

Net earnings from discontinued operations per common share
Basic	$1.19	$0.22

Diluted	$1.18	$0.21

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	23

For the years ended December 31,	2011	2010
(in millions of Canadian dollars)
Net cash flows of discontinued operations of Dopaco
Cash flows from (used for):
Operating activities	14	51
Investing activities	(1)	(13)
Consideration received on disposal, net of transaction fees, and income tax paid	288	—

Total	301	38

b)	In 2010, the Corporation recorded a $1 million charge related to its Thunder Bay, Ontario, coated fine paper mill sold in 2007.

In 2011, the Corporation paid $3 million (2010–$2 million) in relation to a 2006 legal settlement in the fine paper distribution activities that were disposed of in 2006.

DISPOSALS

a)	On March 1, 2011, the Corporation sold its European Containerboard Group white-top linerboard mill located in Avot-Vallée, France for a total consideration of €10 million ($14 million), including the long-term debt assumed by the acquirer in the amount of €5 million ($7 million) and a balance of sale price of €5 million ($7 million) which is receivable over a maximum of three years. The Corporation realized a loss of $2 million before income taxes and incurred transaction fees of $1 million.

b)	On June 23, 2011, the Corporation sold two of its boxboard facilities, namely the Versailles mill located in Connecticut and the Hebron converting plant located in Kentucky for a total consideration of US$20 million ($20 million), US$5 million ($5 million) of which has been received net of transaction fees paid of $1 million. The consideration also includes a balance of sale price of US$10 million ($10 million) and the fair value of US$4 million ($4 million) of natural gas contracts agreements concluded with the acquirer as part of the transaction. The balance of sale price of $10 million is receivable over four years. The Corporation realized a loss of $8 million before income taxes.

Assets and liabilities at the time of disposal were as follows:

	2011
	Business segment	Containerboard	Boxboard		Total
(in millions of Canadian dollars)		Avot-Vallée	Dopaco[1]	Versailles and Hebron
Accounts receivable		17	36	14	67
Inventories		10	51	10	71
Investments in associates and joint ventures		—	2	—	2
Property, plant and equipment		12	144	13	169
Intangible assets		—	15	—	15
Other assets		—	2	—	2
Goodwill		—	19	—	19

		39	269	37	345

Trade and other payables		20	51	10	81
Provisions for contingencies and charges		—	—	4	4
Long-term debt		7	—	—	7
Other liabilities		3	10	—	13
Deferred income tax liabilities		—	35	—	35
Accumulated other comprehensive loss		1	—	(2)	(1)

		31	96	12	139

		8	173	25	206
Gain (loss) on disposal before tax and transaction fees		(1)	200	(7)	192
Transactions fees		(1)	(8)	(1)	(10)
Balance of sale price—Included in other assets		(7)	—	(10)	(17)
Fair value of gas contracts sold to acquirer—Included in financial assets		—	—	(4)	(4)
Final working capital adjustment		—	2	2	4
Income tax paid		—	(79)	—	(79)

Total consideration received (paid), net of cash disposed		(1)	288	5	292

[1]	Presented as discontinued operations.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	24

NOTE 6

BUSINESS ACQUISITIONS

2011 ACQUISITIONS

a)	On April 7, 2011, the Corporation purchased 0.12% of the outstanding shares of RdM, which resulted in the Corporation obtaining control on the basis that the Corporation owned 40.95% of the outstanding shares of RdM and an exercisable call option to purchase an additional 9.07% of the shares of RdM. The transaction was accounted for as a business combination, and the acquisition-date fair value of the consideration transferred is €90 million ($124 million).

i)	The Corporation remeasured its previously held interest in RdM at the acquisition-date fair value, resulting in a loss of €17 million ($23 million).

ii)	The excess of the net fair value of the assets acquired and the liabilities assumed as well as non-controlling interest over the fair value of the consideration paid amounted to €26 million ($35 million) and was recorded as bargain purchase. The gain recorded is mainly attributable to the fact that the consideration paid is based on the closing price of the shares of RdM at the acquisition-date as listed on the Star segment of Borsa Italiana S.p.A, and the fair value of assets acquired and liabilities assumed are based on discounted future cash flows.

iii)	The net gain of €9 million ($12 million) is presented in line item Loss (gain) on acquisitions, disposals and others in the consolidated statement of earnings.

In the fourth quarter the Corporation finalized its purchase price allocation which changed the preliminary determination by €4 million ($5 million) and was retrospectively recorded as at April 7, 2011. The changes in the purchase price determination are mainly attributable to the finalization of the fair value calculation of property, plant & equipment as well as long-term debt.

Subsequent to April 7, 2011, the Corporation acquired 3.36% of the outstanding shares of RdM on the open market for a consideration of €2 million ($3 million). The excess of the purchase price of the shares of RdM over the carrying amount of the non-controlling interest was €3 million ($4 million) and was recognized in retained earnings.

b)	On April 6, 2011, the Corporation increased its investments in NorCan Flexible Packaging Inc. “NorCan” (Mississauga, Ontario), which designs, manufactures, distributes and sells flexible film for packaging products, from 10% to 50% for cash consideration of $2 million. The acquisition-date fair value of the total consideration paid was $5 million. In addition to the 50% interest in NorCan, the Corporation also has a voting right over all of NorCan’s Board of Director’s decisions.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	25

The Corporation remeasured its previously held interest in NorCan at the acquisition-date fair value, resulting in a loss of $1 million, which is presented in line item Loss (gain) on acquisitions, disposals and others in the consolidated statement of earnings.

c)	On May 31, 2011, the Corporation purchased all of the outstanding shares of Genor Recycling Services Ltd. and 533784 Ontario Limited (Genor) for a total consideration of $9 million, consisting of a cash consideration of $4 million and a balance of purchase price of $5 million. Genor recycles corrugated cardboard and other paper grades in Ontario (Canada).

d)	On September 15, 2011, the Corporation acquired partition board manufacturing assets of Packaging Dimension Inc. based in Illinois, U.S., for a total consideration of US$6 million ($6 million), consisting of a cash consideration of US$3 million ($3 million) and a balance of purchase price of US$3 million ($3 million).

e)	On November 1, 2011, the Corporation acquired the remaining 50% of shares of Papersource Converting Mill Corp. “Papersource”, located in Granby, Québec. Papersource is a tissue converting plant in the away-from-home market. The cash consideration paid is $60 million.

The Corporation remeasured its previously held interest in Papersource at the acquisition-date fair value resulting in a gain of $37 million which is presented in line item Loss (gain) on acquisitions, disposals and others in the consolidated statement of earnings. As well, the excess of the consideration paid over the net fair value of the assets acquired and the liabilities assumed resulted in non-deductible goodwill of $26 million and has been allocated to all CGUs of the Tissue Papers segment.

All the purchase price determinations were finalized as at December 31, 2011.

2010 ACQUISITION

f)	On March 10, 2010, the Corporation acquired converting tissue business assets of Atlas Paper Bag Corporation Ltd., based in Ontario, for a total cash consideration of $3 million.

The net fair value of the assets acquired and liabilities assumed attributable to non-controlling interest is accounted for using the proportionate method.

Assets acquired and liabilities assumed were as follows:

	2011
	Business segment	Boxboard	Speciality Products			Tissue Papers
(in millions of Canadian dollars)	Acquired company	RdM	NorCan	Genor	Packaging Dimension Inc.	Papersource	Total
Fair values of identifiable assets acquired and liabilities assumed:
Cash and cash equivalents		4	—	1	—	4	9
Accounts receivable		165	3	1	1	14	184
Inventories		128	1	—	—	23	152
Investments in associates and joint ventures		10	—	—	—	—	10
Property, plant and equipment		334	17	4	1	54	410
Intangible assets with finite useful life		4	1	2	2	71	80
Intangible assets with indefinite useful life		5	—	—	—	2	7
Goodwill		—	—	3	2	26	31
Bank loans and advances		(47)	(1)	—	—	(8)	(56)
Trade and other payables		(216)	(4)	(1)	—	(16)	(237)
Current portion of long-term debt		(14)	(2)	—	—	—	(16)
Long-term debt		(88)	(7)	—	—	(24)	(119)
Financial liabilities		(2)	—	—	—	—	(2)
Other liabilities		(40)	—	—	—	—	(40)
Deferred income tax liabilities		(32)	(2)	(1)	—	(26)	(61)

		211	6	9	6	120	352
Non-controlling interest		(126)	(3)	—	—	—	(129)
Bargain purchase		(35)	—	—	—	—	(35)

		50	3	9	6	120	188

Total consideration transferred
Previously held interest		73	2	—	—	23	98
Gain (loss) on previously held interest		(23)	(1)	—	—	37	13
Cash paid		—	2	4	3	60	69
Balance of purchase price		—	—	5	3	—	8

		50	3	9	6	120	188

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	26

	2010
	Business segment	Tissue Papers
(in millions of Canadian dollars)	Acquired company	Atlas Paper Bag Corporation Ltd.

Property, plant and equipment		3

Total consideration paid		3

On a stand-alone basis, the acquisition of RdM represents sales amounting to €380 million ($526 million) and net loss attributable to shareholders of €2 million ($3 million) since the date of acquisition. Had the acquisition occurred on January 1, 2011, RdM would have contributed to consolidated sales and net loss attributable to shareholders of $717 million and $1 million, respectively, for the year ended December 31, 2011. These estimates are based on the assumption that the fair value adjustments that arose on the date of acquisition would have been the same had the acquisition occurred on January 1, 2011.

On a stand-alone basis, the acquisition of Papersource represents sales amounting to $20 million and net loss attributable to shareholders of $1 million since the date of acquisition. Had the acquisition occurred on January 1, 2011, Papersouce would have contributed to consolidated sales and net earnings attributable to shareholders of $64 million and $4 million, respectively, for the year ended December 31, 2011. These estimates are based on the assumption that the fair value adjustments that arose on the date of acquisition would have been the same had the acquisition occurred on January 1, 2011.

NOTE 7

ACCOUNTS RECEIVABLE

(in millions of Canadian dollars)	Note	December 31, 2011	December 31, 2010	January 1, 2010
Accounts receivable—Trade		469	398	391
Receivables from related parties	29	24	23	22
Less: Provision for doubtful accounts		(13)	(10)	(13)

Trade receivables—net		480	411	400
Other		76	79	56

		556	490	456

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	27

As of December 31, 2011, trade receivables of $147 million (December 31, 2010—$141 million; January 1, 2010—$152 million) were past due but not impaired. The aging of these trade receivables at each reporting date is as follows:

(in millions of Canadian dollars)	December 31, 2011	December 31, 2010	January 1, 2010
Past due 1-30 days	109	109	93
Past due 31-60 days	25	24	40
Past due 61-90 days	9	5	10
Past due 91 days and over	4	3	9

	147	141	152

Movements in the Corporation’s allowance for doubtful accounts are as follows:

(in millions of Canadian dollars)	December 31, 2011	December 31, 2010
Balance at beginning of year	10	13
Provision for doubtful accounts	3	3
Receivables written off during the year as uncollectible	(5)	(3)
Unused amounts reversed	(2)	(3)
Business acquisitions and disposals	7	—

Balance at end of year	13	10

The increase and decrease of provision for doubtful accounts have been included in selling and administrative expenses in the consolidated statement of earnings.

The maximum exposure to credit risk at the reporting date approximates the carrying value of each class of receivable mentioned above.

NOTE 8

INVENTORIES

(in millions of Canadian dollars)	December 31, 2011	December 31, 2010	January 1, 2010
Finished goods	226	206	216
Raw materials	129	118	106
Supplies	161	152	145

	516	476	467

As at December 31, 2011, finished goods, raw materials and supplies are adjusted for net realizable value (“NRV”) for $4 million, nil and $2 million respectively (December 31, 2010—$4 million, nil, $2 million; January 1, 2010—$4 million, nil, $4 million). As at December 31, 2011, the carrying amount of inventory carried at net realizable value consisted of $12 million of finished goods inventory, nil of raw materials inventory and $4 million of supplies (December 31, 2010—$13 million, $1 million and $2 million; January 1, 2010—$15 million, $1 million, $2 million).

The Corporation has sold all the goods that were written down. No reversal of previously written-down inventory occurred in 2011 and 2010. The cost of raw materials and supplies included in Cost of sales amounted to $1,579 million (2010—$1,237 million).

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	28

NOTE 9

INVESTMENTS IN ASSOCIATES AND JOINT VENTURES

a)	Investments in associates and joint ventures are detailed as follows:

(in millions of Canadian dollars)	December 31, 2011	December 31, 2010	January 1, 2010
Investments in associates	181	156	145
Investments in joint ventures	38	106	115

	219	262	260

Investments in associates and joint ventures as at December 31, 2011, include goodwill of $16 million (December 31, 2010–$16 million; January 1, 2010–$3 million).

b)	Investments in associates

(in millions of Canadian dollars)	Note	2011	2010
As at January 1		156	145
Share of results		5	18
Share of other comprehensive income		(14)	(7)
Dividends		(6)	(4)
Gain of control of associates	6	(25)	—
Additions		65	4

As at December 31		181	156

The Corporation’s share of the results of its principal associates, all of which are unlisted but Boralex, and its aggregated assets (including goodwill) and liabilities are as follows:

(in millions of Canadian dollars, unless otherwise noted)	Percentage interest held (%)	Assets	Liabilities	Revenues	Results
December 31, 2011
Boralex	34.85	410	296	68	1
Papersource Conversion Mill Corp	50	—	—	54	3
Greenpac Holding LLC	59.7	74	13	—	—
Pac Service S.p.A.	33.33	17	9	18	1

December 31, 2010
Boralex	34.85	434	306	38	12
Papersource Conversion Mill Corp	50	40	20	65	7

January 1, 2010
Boralex	34.05	222	107	—	—
Papersource Conversion Mill Corp	50	34	17	—	—

Investment in Boralex Inc. (“Boralex”) has a fair value of $94 million as at December 31, 2011 (December 31, 2010–$107 million; January 1, 2010–$125 million). In 2010, the Corporation’s share of results of Boralex includes an amount of $10 million relating to a gain realized by Boralex following its acquisition of Boralex Power Income Fund.

c)	Investments in joint ventures[1]

The following are the principal joint ventures of the Corporation and the Corporation’s percentage of equity owned:

Percentage equity owned (%)
Cascades Sonoco Inc.	50
Cascades Conversion Inc.	50
Converdis Inc.	50
Manucor Spa	22.75
Best Diamond Packaging LLC	49
Norpap Inc.	50

1	Until the first quarter of 2011, it also includes the Corporation’s interest in RdM, ranging from 39.66% to 40.95% between January 1, 2011 and April 7, 2011. The Corporation started the full consolidation of RdM during the second quarter of 2011. See note 6 for more details.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	29

The Corporation’s share of the assets and liabilities as at December 31, 2011 and 2010 and January 1, 2010, and income and expenses of the jointly controlled entities for the years ended December 31, 2011 and 2010 are as follows.

(in millions of Canadian dollars)	December 31, 2011	December 31, 2010	January 1, 2010
Consolidated balance sheets
Current assets	42	135	139
Non-current assets	48	152	162
Current liabilities	19	111	114
Non-current liabilities	31	58	64
Consolidated statements of earnings
Sales	191	350	—
Depreciation and amortization	7	15	—
Operating income	13	16	—
Financial expenses	1	3	—
Net earnings	9	9	—
Consolidated statements of cash flows
Operating activities	19	31	—
Investing activities	(4)	(10)	—
Financing activities	(3)	(15)	—

Proportionate interest in joint venture commitments	—	2	—

There are no contingent liabilities relating to the Corporation’s interest in the joint ventures, and no contingent liabilities of the ventures themselves.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	30

NOTE 10

PROPERTY, PLANT AND EQUIPMENT

(in millions of Canadian dollars)	Note	Land	Buildings	Machinery and equipment	Automotive equipment	Other	Total
As at January 1, 2010
Cost		81	531	2,648	64	284	3,608
Accumulated depreciation and impairment		—	178	1,574	47	172	1,971

Net book amount		81	353	1,074	17	112	1,637

Year ended December 31, 2010
Opening net book amount		81	353	1,074	17	112	1,637
Additions		1	10	58	7	64	140
Disposals		—	—	(2)	—	(2)	(4)
Depreciation		—	(22)	(129)	(6)	(5)	(162)
Business acquisition	6	—	—	3	—	—	3
Impairment charge		—	—	(26)	—	(3)	(29)
Other		(5)	4	44	1	(48)	(4)
Exchange differences		—	(5)	(21)	—	(2)	(28)

Closing net book amount		77	340	1,001	19	116	1,553

As at December 31, 2010
Cost		77	541	2,636	69	310	3,633
Accumulated depreciation and impairment		—	201	1,635	50	194	2,080

Net book amount		77	340	1,001	19	116	1,553

Period ended December 31, 2011
Opening net book amount		77	340	1,001	19	116	1,553
Additions		1	29	77	9	44	160
Disposals		(6)	(3)	(5)	—	(11)	(25)
Depreciation		—	(25)	(130)	(6)	(6)	(167)
Business disposals	5	(1)	(12)	(11)	—	(1)	(25)
Discontinued operations	5	—	(4)	(135)	—	(5)	(144)
Business acquisitions	6	43	88	257	1	21	410
Impairment charge		—	—	(35)	—	(3)	(38)
Assets held for sale		—	—	—	—	(12)	(12)
Other		(7)	—	40	(1)	(26)	6
Exchange differences		(1)	(1)	(13)	—	—	(15)

Closing net book amount		106	412	1,046	22	117	1,703

As at December 31, 2011
Cost		106	664	2,691	76	333	3,870
Accumulated depreciation and impairment		—	252	1,645	54	216	2,167

Net book amount		106	412	1,046	22	117	1,703

Other property, plant and equipment include buildings and machinery and equipment in the process of construction or installation with a book value of $48 million (December 31, 2010—$52 million; January 1, 2010—$39 million), deposits on purchases of equipment amounting to $9 million (December 31, 2010—$7 million; January 1, 2010—$6 million).

Included in the cost above is $2 million (December 31, 2010—$2 million; January 1, 2010—$2 million) of interest incurred on qualifying assets which have been capitalized during the year. The weighted average capitalization rate on funds borrowed in 2011 was 6.67% (2010—6.52%).

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	31

NOTE 11

GOODWILL AND OTHER INTANGIBLE ASSETS WITH FINITE AND INDEFINITE USEFUL LIFE

(in millions of Canadian dollars)	Application software	Customer relationships and client lists	Other Intangible assets with finite useful life	Total intangible assets with finite useful life	Goodwill	Other intangible assets with indefinite useful life	Total intangible assets with indefinite useful life
As at January 1, 2010
Cost	14	132	38	184	315	—	315
Accumulated amortization and impairment	3	38	6	47	—	—	—

Net book amount	11	94	32	137	315	—	315

Year ended December 31, 2010
Opening net book amount	11	94	32	137	315	—	315
Additions	7	—	—	7	—	—	—
Amortization	(4)	(9)	(4)	(17)	—	—	—
Reclassification	(1)	—	2	1	—	—	—
Exchange differences	—	(2)	—	(2)	(2)	—	(2)
Closing net book amount	13	83	30	126	313	—	313

As at December 31, 2010
Cost	23	129	41	193	313	—	313
Accumulated amortization and impairment	10	46	11	67	—	—	—

Net book amount	13	83	30	126	313	—	313

Year ended December 31, 2011
Opening net book amount	13	83	30	126	313	—	313
Additions	24	—	—	24	—	—	—
Business acquisitions	4	75	1	80	31	7	38
Discontinued operations	—	(15)	—	(15)	(19)	—	(19)
Impairment charge	—	(2)	(9)	(11)	—	(1)	(1)
Amortization	(5)	(9)	(5)	(19)	—	—	—
Exchange differences	(1)	1	—	—	(3)	—	(3)

Closing net book amount	35	133	17	185	322	6	328

As at December 31, 2011
Cost	50	175	41	266	322	7	329
Accumulated amortization and impairment	15	42	24	81	—	1	1

Net book amount	35	133	17	185	322	6	328

NOTE 12

OTHER ASSETS

(in millions of Canadian dollars)	Note	December 31, 2011	December 31, 2010	January 1, 2010
Notes receivable from business disposals	6	17	—	—
Other investments		9	31	12
Other assets		11	9	8
Deferred financing costs		8	4	7
Employee future benefits	17	1	14	17

		46	58	44
Less: Current portion, included in accounts receivables		(2)	—	—

Total other assets		44	58	44

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	32

NOTE 13

TRADE AND OTHER PAYABLES

(in millions of Canadian dollars)	Note	December 31, 2011	December 31, 2010	January 1, 2010
Trade payables		472	357	308
Payables to related parties	29	21	12	11
Accrued expenses		46	71	76

Trade and other payables		539	440	395

NOTE 14

PROVISIONS FOR CONTINGENCIES AND CHARGES

(in millions of Canadian dollars)	Environmental restoration obligations	Environmental costs	Legal claims	Volume rebates	Severances	Other	Total provisions
As at January 1, 2010	10	17	3	23	1	1	55

Additional provision	(3)	1	8	40	1	—	47
Other increase	1	—	—	—	—	—	1
Payments	—	—	(1)	(40)	(2)	—	(43)

As at December 31, 2010	8	18	10	23	—	1	60

Additional provision	—	—	1	34	8	1	44
Payments	—	—	(8)	(35)	(4)	—	(47)
Business disposals	(2)	(4)	—	(1)	—	—	(7)
Business acquisitions	—	—	8	—	—	—	8
Others	—	—	—	—	—	1	1

As at December 31, 2011	6	14	11	21	4	3	59

Analysis of total provisions:

(in millions of Canadian dollars)	December 31, 2011	December 31, 2010	January 1, 2010
Non-current	33	37	31
Current	26	23	24

	59	60	55

ENVIRONMENTAL RESTORATION

The Corporation uses some landfill sites. A provision has been recognized at fair value for the costs to be incurred for the restoration of those sites.

ENVIRONMENTAL COSTS

An environmental provision is recorded when the Corporation has an obligation caused from its ongoing and abandoned obligations.

LEGAL CLAIMS

In the normal course of operations, the Corporation is party to various legal actions and contingencies related to contract disputes and labour issues.

VOLUME REBATES

In the normal course of business, a provision is recognized for expected rebates to be paid to customers based on their annual purchase volume. These rebates are generally paid within one year.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	33

NOTE 15

LONG-TERM DEBT

(in millions of Canadian dollars)	Maturity	December 31, 2011	December 31, 2010	January 1, 2010
Revolving credit facility, weighted average interest rate of 3.36% as at December 31, 2011, consists of $196 million; US$42 million and €33 million (December 31, 2010—$345 million; nil in US$ and €37 million; January 1, 2010—$59 million; US$53 million and €30 million)	2015	282	394	159
Term credit facility, repaid in 2010		—	—	100
7.25% Unsecured senior notes of US$9 million (US$9 million at December 31, 2010; US$116 million at January 1, 2010)	2013	9	9	122
6.75% Unsecured senior notes of US$9 million (US$9 million at December 31, 2010; US$61 million at January 1, 2010)	2013	9	9	63
7.75% Unsecured senior notes of $200 million	2016	198	198	197
7.75% Unsecured senior notes of US$500 million	2017	503	491	516
7.875% Unsecured senior notes of US$250 million	2020	251	245	257
Other debts of subsidiaries		61	16	12
Other debts without recourse to the Corporation		112	19	23

		1,425	1,381	1,449
Less: Unamortized financing costs		18	20	20

Total long-term debt		1,407	1,361	1,429

Less:
Current portion of debts of subsidiaries		12	2	2
Current portion of debts without recourse to the Corporation		37	5	4
Revolving credit facility, renewed in 2011		—	394	—

		49	401	6

		1,358	960	1,423

a)	On February 10, 2011, the Corporation entered into an agreement to amend and extend, until February 10, 2015, its existing $750 million revolving credit facility. Under the terms of the amendment, the existing financial covenants, namely the maximum funded debt to capitalization ratio of 65% and the minimum interest coverage ratio of 2.25x, will remain unchanged. As a result of the amendment, the margin applicable to outstanding borrowings has been reduced from 2.750% to 2.125%.

As at December 31, 2011, accounts receivable and inventories totalling approximately $630 million (December 31, 2010–$736 million; January 1, 2010–$729 million) as well as property, plant and equipment totalling approximately $269 million (December 31, 2010–$250 million; January 1, 2010–$197 million) were pledged as collateral for the Corporation’s revolving credit facility.

b)	In 2010, the Corporation purchased, for a total consideration of US$162 million ($168 million) including a premium of US$3 million ($3 million), a total of US$107 million ($111 million) aggregate principal amount of 7.25% unsecured senior notes and US$52 million ($54 million) aggregate principal amount of 6.75% unsecured senior notes due in 2013. Approximately US$9 million ($9 million) aggregate principal amount of 7.25% unsecured senior notes and approximately US$9 million ($9 million) aggregate principal amount of 6.75% unsecured senior notes remained outstanding as at December 31, 2011.

c)	The Corporation has finance leases for various items of property, plant and equipment. Renewals and purchase options are specific to the entity that holds the lease. Lease liabilities are effectively secured as the rights to the leased asset revert to the lessor in the event of default. Future minimum lease payments under finance leases together with the present value of the net minimum lease payments are as follows:

	2011		2010
(in millions of Canadian dollars)	Minimum payments	Present value of payments	Minimum payments	Present value of payments
Within one year	4	3	2	2
Later than 1 year but no later than 5 years	5	5	4	3

Total minimum lease payments	9	8	6	5
Less amounts representing finance charges	1	—	1	—

Present value of minimum lease payments	8	8	5	5

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	34

NOTE 16

OTHER LIABILITIES

(in millions of Canadian dollars)	Note	December 31, 2011	December 31, 2010	January 1, 2010
Employee future benefits	17	241	189	154
Other		10	9	14

		251	198	168
Less: Current portion, included in Trade and other payables		(2)	(2)	(2)

Total other liabilities		249	196	166

NOTE 17

EMPLOYEE FUTURE BENEFITS

a)	The expense for employee future benefits as at December 31 is as follows:

	2011		2010
(in millions of Canadian dollars)	Pension plans	Other plans	Pension plans	Other plans
Current service costs	12	3	11	3
Interest costs	32	6	33	5
Expected return on assets	(38)	—	(36)	—
Past service costs[1]	—	1	19	—
Curtailment and settlement	—	(4)	—	(3)

Recognized costs for defined benefit pension plans	6	6	27	5
Recognized costs for defined contribution pension plans	18	—	21	—

Total expense for employee future benefits	24	6	48	5

[1]

In 2010, the Corporation established a supplemental executive retirement plan (“SERP”) in favour of its founding shareholders, Bernard, Laurent and Alain Lemaire. The actuarial deficit of the plan was valuated at $18 million as at December 31, 2010, and an equivalent charge was recorded in 2010.

Total cash payments for employee future benefits for 2011, consisting of cash contributed by the Corporation to its funded pension plans, including its defined contribution plans, and cash payments made directly to beneficiaries for its unfunded other benefit plans, including its collective RRSPs, amounted to $53 million (2010–$46 million). Total estimated cash payments for employee future benefits are expected to be $52 million for 2012.

The amount recognized in the consolidated statement of comprehensive income (loss) for the year ended December 31, 2011 and 2010, is detailed as follows:

	2011		2010
(in millions of Canadian dollars)	Pension plans	Other plans	Pension plans	Other plans
Actuarial losses	(59)	(3)	(30)	(4)
Adjustment in respect of minimum funding requirements	(4)	—	1	—

Total recognized in other comprehensive income before tax	(63)	(3)	(29)	(4)

The cumulative amount recognized in retained earnings as at December 31, 2011 is $223 million; $157 million as at December 31, 2010 and $124 million as at January 1, 2010.

b)	The funded status of the defined benefit plans and the other complementary retirement benefit plans and post-employment benefit plans as at December 31 are as follows:

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	35

	2011		2010
(in millions of Canadian dollars)	Pension plans	Other plans	Pension plans	Other plans
Accrued benefit obligation
Beginning of year	638	97	564	94
Current service costs	12	3	11	3
Interest costs	32	6	33	5
Employees’ contributions	3	—	4	—
Exchange differences	—	(1)	(2)	(1)
Actuarial losses	40	3	58	5
Benefits paid	(36)	(8)	(49)	(6)
Business acquisitions, disposals and closures	(17)	18	—	—
Past service costs	—	1	19	—
Curtailment	—	(4)	—	(3)

End of year	672	115	638	97

Plan assets
Beginning of year	568	—	531	—
Expected return on plan assets	38	—	36	—
Actuarial (gains) losses	(18)	—	28	—
Employer’s contributions	27	8	19	6
Employees’ contributions	3	—	4	—
Benefits paid	(36)	(8)	(49)	(6)
Exchange differences	—	—	(1)	—
Business acquisitions, disposals and closures	(22)	—	—	—

End of year	560	—	568	—

Reconciliation of funded status
Fair value of plan assets	560	—	568	—
Accrued benefit obligation	(672)	(115)	(638)	(97)

Funded status of plan—End of year	(112)	(115)	(70)	(97)
Fair value of reimbursement rights recognized as an asset	(13)	—	(8)	—

Accrued benefit asset (liability)—End of year	(125)	(115)	(78)	(97)

The net amount recognized on the consolidated balance sheet is detailed as follows:

	December 31, 2011		December 31, 2010		January 1, 2010
(in millions of Canadian dollars)	Pension plans	Other plans	Pension plans	Other plans	Pension plans	Other plans
Employee future benefit asset, included in Other assets	1	—	14	—	17	—
Employee future benefit liability, included in Other liabilities	(126)	(115)	(92)	(97)	(60)	(94)

	(125)	(115)	(78)	(97)	(43)	(94)

c)	The following amounts relate to plans that are wholly unfunded and those wholly or partially funded as of:

	December 31, 2011		December 31, 2010		January 1, 2010
(in millions of Canadian dollars)	Pension plans	Other plans	Pension plans	Other plans	Pension plans	Other plans
Wholly or partially funded
Fair value of plan assets	560	—	568	—	531	—
Accrued benefit obligation	(633)	—	(614)	—	(548)	—

Funded deficit	(73)	—	(46)	—	(17)	—

Wholly unfunded
Accrued benefit obligation	(39)	(115)	(24)	(97)	(16)	(94)

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	36

d)	The main actuarial assumptions adopted in measuring the accrued benefit obligation and expenses as at December 31 are as follows:

	2011		2010
	Pension plans	Other plans	Pension plans	Other plans
Accrued benefit obligation as at December 31
Discount rate	4.75%	4.75%	5.25%	5.25%
Rate of compensation increase	2% to 3.5%	2% to 4%	2.25% to 3.5%	2.25% to 3.5%
Benefit costs for years ended December 31
Discount rate	5.25%	5.25%	6%	6%
Expected long-term return on assets	7%	—	7%	—
Rate of compensation increase	2.25% to 3.5%	2.25% to 3.5%	3% to 3.75%	2.25% to 3.5%
Assumed health-care cost trend rates at December 31
Rate increase in health-care costs	—	8% to 9%	—	9.5% to 10%
Cost trend rates decline to	—	5%	—	5%
Year the rate should stabilize	—	2029	—	2020

e)	Assumed rate increases in health-care costs have a significant effect on the amounts reported for the health-care plans. A 1% change in assumed health-care cost trend rates would have the following effects for 2011:

(in millions of Canadian dollars)	Increase of 1%	Decrease of 1%
Current service costs and interest cost	—	—
Accrued benefit obligation—End of year	4	(4)

f)	The plan assets allocation and investment target allocation as at December 31, 2011 and 2010, are detailed as follows:

	Actual allocation		Target allocation
(in percentage)	2011	2010	2011	2010
Plan assets allocation
Money market	2	2	—	—
Debt securities	43	35	43	40
Equity securities	55	63	57	60

Total	100	100	100	100

The plan assets do not include shares or debt securities of the Corporation. Annual benefit annuities of an approximate value of $11 million are pledged by insurance contracts established by the Corporation.

Target allocation is established so as to maximize return while considering an acceptable level of risk in order to meet the plan obligations on a long-term basis.

Investment objectives for the plan assets are the following: optimizing return while considering an acceptable level of risk, maintaining an adequate diversification, controlling the risk according to different asset categories, and maintaining a long-term objective of return on investments. Investment guidance is established for each investment manager. It includes parameters that must be followed by managers and presents criteria for diversification, non-eligible assets and minimum quality of investments as well as for return objectives. Unless indicated otherwise, the managers cannot use any derivative product or invest more than 10% of their assets in one particular security.

g)	The overall expected rate of return is a weighted average of the expected returns of the various categories of plan assets held. The management assessment of the expected returns is based on historical return trends and analysts’ predictions of the market for the asset over the life of the related obligation.

The actual return on plan assets was 3.7% in 2011 (12.1% in 2010).

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	37

NOTE 18

INCOME TAXES

a)	The recovery of income taxes is as follows:

(in millions of Canadian dollars)	December 31, 2011	December 31, 2010
Current tax	4	11
Deferred tax	(60)	(17)

	(56)	(6)

b)	The provision for income taxes based on the effective income tax rate differs from the provision for income taxes based on the combined basic rate for the following reasons:

(in millions of Canadian dollars)	December 31, 2011	December 31, 2010
Recovery of income taxes based on the combined basic Canadian and provincial income tax rate	(25)	(4)

Adjustment of recovery of income taxes arising from the following:
Difference in statutory income tax rate of foreign operations	(3)	(3)
Non-taxable portion of capital gain	(3)	(2)
Gain on remeasurement of previously held interest and bargain purchase	(13)	—
Non-taxable dividends	—	5
Recognized tax benefit arising from capital losses	(15)	—
Change in unrecognized temporary differences	4	(4)
Others	(1)	2

	(31)	(2)

Recovery of income taxes	(56)	(6)

Average income tax rate for the period ended December 31, 2011, was 33% (2010—29%)

c)	The recovery of income taxes relating to components of other comprehensive income is as follows:

(in millions of Canadian dollars)	December 31, 2011	December 31, 2010
Foreign currency translation related to hedging activities	1	4
Cash flow hedge	(9)	(8)
Included in other comprehensive income of associates	(5)	—
Actuarial loss on post employment benefit obligations	(17)	(9)

	(30)	(13)

The analysis of deferred tax assets and deferred tax liabilities is as follows:

(in millions of Canadian dollars)	December 31, 2011	December 31, 2010	January 1, 2010
Deferred income tax assets:
Deferred income tax assets to be recovered after more than 12 months	323	271	221
Deferred income tax assets to be recovered within 12 months	9	2	2

	332	273	223
Deferred income tax liabilities:
Deferred income tax liabilities to be recovered after more than 12 months	319	316	310
Deferred income tax liabilities to be recovered within 12 months	1	8	2

	320	324	312

	12	(51)	(89)

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	38

The movement of the deferred income tax account is as follows:

(in millions of Canadian dollars)	2011	2010
At January 1st	(51)	(89)
Through statement of earnings	60	17
Variance of income tax credit, net of related income tax	10	4
Through statement of other comprehensive income	30	13
Through business acquisitions and disposals	(26)	—
Included in discontinued operations	(11)	4

At December 31	12	(51)

The movement in deferred income tax assets and liabilities during the year, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows:

Deferred tax asset

(in millions of Canadian dollars)	Recognized tax benefit arising from income tax losses	Employee future benefits	Expense on research	Unused tax credits	Financial instruments	Others	Total
At January 1, 2010	100	36	36	32	3	16	223
Through statement of earnings	19	(3)	8	—	4	1	29
Variance of income tax credit	—	—	—	4	—	—	4
Through other comprehensive income	—	9	—	—	8	—	17

At December 31, 2010	119	42	44	36	15	17	273

Through statement of earnings	36	3	8	—	(6)	(4)	37
Variance of income tax credit	—	—	—	15	—	—	15
Through other comprehensive income	—	17	—	—	7	—	24
Through business acquisitions and disposals	—	(6)	—	—	—	—	(6)
Included in discontinued operations	(11)	—	—	—	—		(11)

At December 31, 2011	144	56	52	51	16	13	332

Deferred tax liabilities

(in millions of Canadian dollars)	Property, plant and equipment	Capital gain	Intangible assets	Investments	Others	Total
At January 1, 2010	209	53	14	14	22	312
Through statement of earnings	12	6	4	5	(15)	12
Through other comprehensive income	—	4	—	—	—	4
Included in discontinued operations	(4)	—	—	—	—	(4)

At December 31, 2010	217	63	18	19	7	324

Through statement of earnings	(25)	(8)	6	—	4	(23)
Variance of income tax credit	—	—	—	—	5	5
Through other comprehensive income	—	1	—	(2)	—	(1)
Included in other comprehensive income of associates	—	—	—	(5)	—	(5)
Through business acquisitions and disposals	10	—	10	—	—	20

At December 31, 2011	202	56	34	12	16	320

The Corporation has accumulated losses for income tax purposes amounting to approximately $712 million which may be carried forward to reduce taxable income in future years. The future tax benefit resulting from the deferral of $562 million of these losses has been recognized in the accounts as a future income tax asset. Deferred income tax assets are recognized for tax loss carry-forward to the extent that the realization of the related tax benefits through future taxable profits is probable. Income tax losses as at December 31, 2011 are detailed as follows:

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	39

(in millions of Canadian dollars)	Unrecognized tax losses	Recognized tax losses	Total tax losses	Maturity
Canada	—	10	10	2014
	—	42	42	2015
	—	18	18	2026
	—	32	32	2027
	—	9	9	2028
	—	9	9	2029
	—	69	69	2030
	—	153	153	2031
Capital losses	—	117	117	Indefinitely
United States	—	5	5	2018
	—	10	10	2019
	—	5	5	2020
Europe	150	83	233	Indefinitely

	150	562	712

NOTE 19

CAPITAL STOCK

a)	Capital risk management

Capital is defined as long-term debt, bank loans and advances net of cash and cash equivalents and shareholders’ equity which includes capital stock.

(in millions of Canadian dollars)	December 31, 2011	December 31, 2010	January 1, 2010
Cash and cash equivalents	(12)	(6)	(8)
Bank loans and advances	90	42	50
Long-term debt, including current portion	1,407	1,361	1,429

	1,485	1,397	1,471
Shareholders’ equity	1,029	1,049	1,091

Total capital	2,514	2,446	2,562

The Corporation’s objectives when managing capital are:

•	to safeguard the Corporation’s ability to continue as a going concern in order to provide returns to shareholders;

•	to maintain an optimal capital structure and reduce the cost of capital;

•	to make proper capital investments that are significant to ensure the Corporation remains competitive;

•	to redeem common shares based on an annual redemption program.

The Corporation sets the amount of capital in proportion to risk. The Corporation manages its capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Corporation may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares and acquire or sell assets to improve its financial performance and flexibility.

The Corporation monitors capital on a monthly and quarterly basis based on different financial ratios and non-financial performance indicators. Also, the Corporation must conform to certain financial ratios under its various credit agreements. These are a maximum ratio of funded debt to capitalization of 65% and a minimum interest coverage ratio of 2.25x. The Corporation must also comply with a consolidated interest coverage ratio to incur additional debt. Funded debt is defined as liabilities as per the consolidated balance sheet, including guarantees and liens granted in respect of funded debt of another person but excluding other long-term liabilities, trade accounts payable, obligations under operating leases and other

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	40

accrued obligations (2011—$1,383 million; 2010—$1,483 million). The capitalization ratio is calculated as “shareholders’ equity” as shown in the consolidated balance sheet plus the funded debt. Shareholders’ equity is adjusted to add back the effect of IFRS adjustments as at December 31, 2010 in the amount of $208 million. The interest coverage ratio is defined as EBITDA to interest expense. The EBITDA is defined as net earnings of the last four quarters plus interest expense, income taxes, amortization and depreciation, expense for stock options and dividends received from a person who is not a credit party (2011—$211 million; 2010—$364 million). Excluded from net earnings are share of results of equity investments and gains or losses from non-recurring items. Interest expense is calculated as interest and financial charges determined in accordance with IFRS plus any capitalized interest but excluding the amortization of deferred financing costs, up-front and financing costs and also unrealized gains or losses arising from hedging agreements. It also excludes any gains or losses on the translation of any long-term debt denominated in a foreign currency. The consolidated interest coverage ratio to incur additional debt is calculated as defined in the senior notes indenture dated December 3, 2009.

As at December 31, 2011, the funded debt to capitalization ratio stood at 52.77% and the interest coverage ratio was at 2.39x. The Corporation is in compliance with the ratio requirements of its lenders. If cash is available, the Corporation will use it to reduce its revolving facility utilization.

The Corporation’s credit facility is subject to customary terms and conditions for loans of this nature, including limits on incurring additional indebtedness and granting liens or selling assets without the consent of the lenders.

The unsecured senior notes are subject to customary covenants restricting the Corporation’s ability to, among other things, incur additional debt, pay dividends and make other restricted payments as defined in the Indenture dated December 3, 2009.

On a regular basis, the Corporation meets with the rating agencies. In 2011, Standard & Poor’s revised the outlook of the Corporation from stable to positive following the disposal of the Dopaco assets.

The Corporation normally invests between $100 million and $200 million yearly in purchases of property, plant and equipment. These amounts are carefully reviewed during the course of the year in relation to operating results and strategic actions approved by the Board. These investments, combined with annual maintenance, enhance the stability of the Corporation’s business units and improve cost competitiveness through new technology and improved process procedures.

The Corporation has an annual share redemption program in place to redeem its outstanding common shares when the market price is judged appropriate by management. In addition to limitations to the normal course issuer bid, the Corporation’s ability to redeem common shares is limited by its senior notes indenture.

b)	Issued and outstanding

The authorized capital stock of the Corporation consists of an unlimited number of common shares, without nominal value, and an unlimited number of Class A and B shares issuable in series without nominal value. Over the past two years, the common shares have fluctuated as follows:

			December 31, 2011		December 31, 2010		January 1, 2010
	Note		Number of shares	In millions of Canadian dollars	Number of shares	In millions of Canadian dollars	Number of shares	In millions of Canadian dollars
Balance—Beginning of year			96,606,421	496	97,208,533	499	98,548,851	506
Shares issued on exercise of stock options			98,307	1	36,069	—	—	—
Redemption of common shares	19 c	)	(2,057,563)	(11)	(638,181)	(3)	(1,340,318)	(7)

Balance—End of year			94,647,165	486	96,606,421	496	97,208,533	499

c)	Redemption of common shares

In 2011, in the normal course of business, the Corporation renewed its redemption program of a maximum of 4,830,321 common shares with the Toronto Stock Exchange, which shares represent

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	41

approximately 5% of issued and outstanding common shares. The redemption authorization is valid from March 15, 2011 to March 14, 2012. In 2011, the Corporation redeemed 2,057,563 common shares under this program for a consideration of approximately $11 million (2010–$4 million).

d)	Earnings per share

The basic and diluted net earnings per common share are calculated as follows:

	2011	2010
Net earnings available to common shareholders (in millions of Canadian dollars)	99	41
Weighted average number of common shares (in millions)	96.0	96.8
Dilution effect of stock options (in Canadian dollars)	0.8	1.5
Adjusted weighted average number of common shares (in millions)	96.8	98.3
Basic net earnings per common share (in Canadian dollars)	1.03	0.43
Diluted net earnings per common share (in Canadian dollars)	1.02	0.42

In calculating diluted earnings per share for 2011 and 2010, stock options of 3,737,097 and 2,278,534 respectively were excluded due to their antidilutive effect. As of March 19, 2012, the Corporation redeemed 427,900 shares since the beginning of the financial year.

e)	The details of dividends declared per share are as follows:

	2011	2010
Dividends declared per share	$0.16	$0.16

NOTE 20

STOCK-BASED COMPENSATION

a)	Under the terms of a share option plan adopted on December 15, 1998 for officers and key employees of the Corporation, 6,165,699 common shares have been specifically reserved for issuance. Each option will expire at a date not to exceed 10 years following the grant date of the option. The exercise price of an option shall not be lower than the market value of the share at the date of grant, determined as the average of the closing price of the share on the Toronto Stock Exchange on the five trading days preceding the date of grant. The terms for exercising the options granted before December 31, 2003 are 25% of the number of shares under option within 12 months after the date of grant, and up to an additional 25% every 12 months after the first, second and third anniversary dates of grant. The terms for exercising the options granted in 2004 and thereafter are 25% of the number of shares under option within 12 months after the first anniversary date of grant, and up to an additional 25% every 12 months after the second, third and fourth anniversary dates of grant. Options cannot be exercised if the market value of the share is lower than its book value at the date of grant. The stock-based compensation cost related to these options amounted to $1 million (2010–$1 million).

Changes in the number of options outstanding as at December 31, 2011 and 2010, are as follow:

	2011		2010
	Number of options	Weighted average exercise price $	Number of options	Weighted average exercise price $
Beginning of year	5,287,178	7.33	4,603,595	7.46
Granted	757,170	6.26	738,682	6.43
Exercised	(98,307)	5.17	(36,069)	7.03
Expired	(227,593)	7.27	—	—
Forfeited	(25,019)	4.15	(19,030)	2.28

End of year	5,693,429	7.25	5,287,178	7.33

Options exercisable—End of year	3,270,935	8.72	2,686,828	9.54

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	42

The following options were outstanding as at December 31, 2011:

	Options outstanding		Options exercisable
Year granted	Number of options	Weighted average exercise price $	Number of options	Weighted average exercise price $	Expiration date
2002	158,944	13.24	158,944	13.24	2012
2003	178,658	13.04	178,658	13.04	2013
2004	286,201	13.00	286,201	13.00	2014
2005	278,120	12.73	278,120	12.73	2015
2006	332,921	11.49	332,921	11.49	2016
2007	357,304	11.83	357,304	11.83	2017
2008	524,190	7.81	393,131	7.81	2018
2009	477,867	2.28	228,304	2.28	2019
2009	1,478,465	3.92	739,230	3.92	2019
2009	136,310	8.14	136,310	8.14	2012
2010	727,279	6.43	181,812	6.43	2020
2011	757,170	6.26	—	—	2021

	5,693,429	7.25	3,270,935	8.72

FAIR VALUE OF THE SHARE OPTIONS GRANTED

Options were priced using the Black-Scholes option pricing model. Expected volatility is based on the historical share price volatility over the past five years. The following assumptions were used to estimate the fair value, at the date of grant, of each option issued to employees:

	2011	2010
Grant date share price	$6.03	$6.66
Exercise price	$6.26	$6.43
Risk-free interest rate	2.70%	2.80%
Expected dividend yield	2.65%	2.40%
Expected life of options	6 years	7 years
Expected volatility	45%	44%
Weighted average fair value of issued options	$2.11	$2.49

b)	The Corporation offers to its Canadian employees a share purchase plan of its common shares. Employees can contribute voluntarily up to a maximum of 5% of their salary and, if certain conditions are met, the Corporation will contribute to the plan 25% of the employee’s contribution.

The shares are purchased on the market on a predetermined date each month. For the year ended December 31, 2011, the Corporation’s contribution to the plan amounted to $1 million (2010–$1 million).

c)	The Corporation has a Deferred Share Unit Plan for the benefit of its external directors, allowing them to receive all or a portion of their annual compensation in the form of Deferred Share Units (DSUs). A DSU is a notional unit equivalent in value to the Corporation’s common share. Upon resignation from the Board of Directors, participants are entitled to receive the payment of their cumulated DSUs in the form of cash based on the average price of the Corporation’s common shares as traded on the open market during the five days before the date of the participant’s resignation.

The DSU expense and the related liability are recorded at the grant date. The liability is adjusted periodically to reflect any variation in the market value of the common shares. As at December 31, 2011, the Corporation had a total of 213,130 DSUs outstanding (2010–186,480), representing a long-term liability of $1 million (2010–$1 million).

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	43

NOTE 21

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

(in millions of Canadian dollars)	December 31, 2011	December 31, 2010	January 1, 2010
Foreign currency translation, net of hedging activities and related income tax of $(5) million (December 31, 2010—$(4) million; January 1, 2010—nil)	(43)	(25)	—
Unrealized gain (loss) arising from foreign exchange forward contracts designated as cash flow hedges, net of related income taxes of $ nil (December 31, 2010—$(2) million; January 1, 2010—$(2) million)	(4)	5	4
Unrealized loss arising from interest rate swap agreements designated as cash flow hedges, net of related income taxes of $10 million (December 31, 2010—$1 million; January 1, 2010—$1 million)	(17)	(3)	(3)
Unrealized gain (loss) arising from commodity derivative financial instruments designated as cash flow hedges, net of related income taxes of $10 million (December 31, 2010—$7 million; January 1, 2010—$(1) million)	(21)	(13)	2
Unrealized loss on available for sale financial assets, net of related income taxes of $ nil (December 31, 2010—$ nil; January 1, 2010—$ nil)	(1)	(1)	—

	(86)	(37)	3

NOTE 22

COST OF SALES BY NATURE

(in millions of Canadian dollars)	December 31, 2011	December 31, 2010
Change in inventories of finished goods and work in progress	1	4
Raw materials	1,578	1,233
Wages and employee benefits expense	571	526
Energy	332	289
Delivery	251	211
Depreciation and amortization	180	155
Others	334	284

Total cost of sales	3,247	2,702

NOTE 23

EMPLOYEE BENEFIT EXPENSES

(in millions of Canadian dollars)	Note	December 31, 2011	December 31, 2010
Wages and salaries	22	571	526
Share options granted to directors and employees	20	1	1
Pension costs - defined contribution plans	17	18	21
Pension costs - defined benefit plans	17	6	27
Other post-employment benefits	17	6	5

		602	580

KEY MANAGEMENT COMPENSATION

Key management includes members of the Board of Directors, Presidents and Vice Presidents of the Corporation. The compensation paid or payable to key management for their services is shown below:

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	44

(in millions of Canadian dollars)	2011	2010
Salaries and other short-term benefits	7	7
Post-employment benefits	1	4
Share-based payments	1	1

	9	12

NOTE 24

LOSS (GAIN) ON ACQUISITIONS, DISPOSALS AND OTHER

(in millions of Canadian dollars)	December 31, 2011	December 31, 2010
Net gain related to business acquisitions	(48)	—
Loss on business disposals	7	—
Gain on disposal of property, plant and equipment	(7)	(3)
Supplemental executive retirement plan	—	18

	(48)	15

2011

On March 1, 2011, the Corporation sold its European containerboard mill located in Avot-Vallée, France, for a total consideration of €10 million ($14 million) including the debt assumed by the acquirer in the amount of €5 million ($7 million) and the selling price balance of €5 million ($7 million) which is receivable over a maximum of three years. The Corporation recorded a loss of $2 million on the disposal.

On April 7, 2011, the Corporation purchased outstanding shares of RdM on the open market which triggered a business acquisition. A net gain of €9 million ($12 million) resulted from this transaction.

Also during the second quarter, our Specialty Product Segment recorded a loss of $1 million resulting from the business acquisition of NorCan Flexible Packaging Inc., of which the Corporation holds 50% of the outstanding shares.

On June 23, 2011, the Corporation sold two of its boxboard facilities, namely the Versailles mill located in Connecticut and the Hebron converting plant located in Kentucky for a total consideration of US$20 million ($20 million) of which US$5 million ($5 million) has been received net of transaction fees paid of $1 million. The consideration also includes a balance of sale price of US$10 million ($10 million) and the fair value of US$4 million ($4 million) of natural gas contracts agreements concluded with the acquirer as part of the transaction. The balance of sale price of $10 million is receivable over four years. The Corporation realized a loss of $8 million before income taxes.

In June 2011, the Corporation completed the sale of a land in Montréal, Québec, pertaining to a corrugated converting plant closed in 2005, for a cash consideration of $9 million. A gain of $7 million was recorded on the disposal.

On September 20, 2011, the Corporation announced the closure and sale of the land and building of its containerboard mill located in Burnaby, British Columbia. The closure resulted in a $3 million gain on the reversal of an environmental provision.

On November 1, 2011, the Corporation announced that it had finalized the acquisition of 50% of the shares that it does not hold in its affiliated company Papersource Converting Mill Corp (Papersource), located in Granby, Québec. Cash consideration of the transaction is $60 million. A gain of $37 million resulted from this transaction.

2010

In 2010, the Corporation sold its building and land of the Québec City–based corrugated products plat closed in 2009 and recorded a gain of $3 million.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	45

In 2010, the Corporation established a supplemental executive retirement plan (“SERP”) in favour of its founding shareholders, Bernard, Laurent and Alain Lemaire. The actuarial deficit of the plan was valuated at $18 million as at December 31, 2010, and an equivalent charge was recorded in 2010.

NOTE 25

IMPAIRMENT CHARGES AND RESTRUCTURING COSTS

a)	Impairment charges on property, plant and equipment, intangible assets with finite useful life and other assets

For the year ended December 31, 2011 and 2010, the Corporation recorded impairment charges totalling $59 million and $29 million, respectively. The recoverable amount of CGUs was determined using a fair value less cost to sell model based in the income approach, unless otherwise indicated. Impairments are detailed as follow:

	2011
	Packaging Products
(in millions of Canadian dollars)	Boxboard	Containerboard	Specialty Products	Sub-total	Tissue Papers	Total
Machinery and equipment	4	17	15	36	2	38
Spare parts	3	5	—	8	—	8
Intangible and other assets	3	1	—	4	9	13

Total	10	23	15	48	11	59

	2010
	Packaging Products
(in millions of Canadian dollars)	Boxboard	Containerboard	Specialty Products	Sub-total	Tissue Papers	Total
Machinery and equipment	3	20	—	23	6	29

2011

In the Boxboard Group, the Corporation recorded an impairment charge of $8 million for its closed boxboard mill located in Toronto, Ontario and for its converting plant in Lachute, Québec, due to difficult market conditions. For the same reason, the Group recorded an impairment charge of $2 million on customer relationships.

In the Containerboard Group, the Corporation announced on September 20, 2011, the closure of its Burnaby mill located in British Columbia and that it had reached an agreement to sell the land and the building. An impairment charge of $8 million was recorded. Fair value less cost to sell was determined based on selling price of assets. The Corporation also reviewed the recoverable amount of its Trenton manufacturing mill due to difficult market conditions, and an impairment charge of $15 million was recorded.

In the Specialty Product segment, the Corporation closed its old East Angus pulping equipment in Québec and recorded an impairment charge of $3 million to record the equipment to salvage value. The Corporation reviewed the recoverable amount of its St-Jérôme fine paper mill, due to difficult market conditions and an impairment charge of $11 million was recorded. The Corporation recorded an additional $1 million impairment charge on fixed assets for the same reason.

The Tissue Group reviewed the recoverable amount of its Toronto manufacturing mill, and an impairment charge of $9 million was recorded due to difficult market conditions. In addition, impairment charges of $2 million was recorded on fixed assets for the same reason.

2010

Following low profitability at its US-based Leominster corrugated plant and its Avot-Vallée, France, containerboard mill, the Containerboard Group recorded total impairment charges of $18 million. This Group also recorded additional impairment charges totalling $2 million on some assets of its converting activities due to difficult market conditions.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	46

The Corporation reviewed the status of some equipment of its Toronto mill in the Boxboard Group and in the Tissue Group that were not in service and concluded that the reopening was unlikely to occur and recorded impairment charges of $3 million and $6 million respectively on these units. Fair value less cost to sell was based on expected market selling price of assets.

b)	Goodwill

Allocation of goodwill is as follows:

•	Containerboard’s goodwill of $266 million is allocated to all Containerboard’s CGUs.

•	Specialty products’ goodwill is allocated to Cascades Recovery CGU, $14 million, and Industrial Packaging CGUs, $6 million.

•	Tissue Papers’ goodwill of $36 million is allocated to all Tissue Papers’ CGUs.

With the exception of its Containerboard goodwill, there were no events noted in 2011 that would trigger an impairment loss given the significant excess of recoverable amount compared to the carrying amount of the respective goodwill. However, in 2011, the Corporation tested its Containerboard goodwill for impairment due to difficult market conditions. As a result of this impairment test, the Corporation concluded that the recoverable amount of the CGUs was in excess of $162 million over their carrying amount, thus no impairment charge was necessary. A fall in terminal growth rate of 2.45%, a rise of discounting rate of 1.46% or a decrease of terminal exchange rate of $0.03 would remove the remaining headroom. The Corporation applied the income approach in determining fair value less cost to sell and used the following key assumptions:

	2011	2010
	Containerboard	Containerboard
Terminal growth rate	2%	2%
Discounting rate	9.5%	9.75%
Terminal exchange rate (CA$/US$)	$1.10	$1.21

c)	Restructuring Costs

The closure and restructuring costs are detailed as follows:

(in millions of Canadian dollars)	2011	2010
Boxboard	1	1
Containerboard	5	—
Specialty Products	2	—
Tissue Papers	—	—

	8	1

2011

In the Boxboard Group, the Corporation recorded closure and restructuring costs of $1 million, following the closing of one production line in RdM.

In the Containerboard segment, the closure of its Leominster converting plants in the New England region of the US and of Le Gardeur in Québec resulted in closure and restructuring costs totalling $3 million. On September 20, 2011, the Corporation announced the closure of its Burnaby mill located in British Columbia. Closure and restructuring costs of $2 million were recorded.

In the Specialty Products segment, the Corporation closed its old East Angus pulping equipment in Québec and recorded closure and restructuring costs totalling $2 million.

2010

Restructuring charges of $1 million were recorded at the Boxboard mill in LaRochette, France.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	47

NOTE 26

ADDITIONAL INFORMATION

a)	Changes in non-cash working capital components are detailed as follows:

(in millions of Canadian dollars)	2011	2010
Accounts receivable	57	(32)
Current income tax assets	(16)	(8)
Inventories	9	(19)
Trade and other payables	(74)	41
Current income tax liabilities	2	(5)

	(22)	(23)

b)	Financing expense

(in millions of Canadian dollars)	2011	2010
Interest on long-term debt	92	97
Interest income	(1)	(1)
Amortization of financing costs	4	5
Other interest and banking fees	5	4
Interest on employee future benefits	—	2

Net financing expense	100	107

NOTE 27

FINANCIAL INSTRUMENTS

27.1 FAIR VALUE OF FINANCIAL INSTRUMENTS

The classification of financial instruments as at December 31, 2011 and 2010, along with the respective carrying amounts and fair values, is as follows:

		2011		2010
(in millions of Canadian dollars)	Note	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets held for trading
Derivatives	27.4	21	21	4	4
Financial assets available for sale
Other investments		5	5	5	5
Investment in shares held for trading		2	2	2	2
Financial liabilities held for trading
Derivatives	27.4	92	92	71	71
Other financial liabilities
Long-term debt		1,407	1,402	1,361	1,395
Derivatives designated as hedge
Asset derivatives		8	8	10	10
Liability derivatives		37	37	24	24

27.2 DETERMINING THE FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount of consideration that would be agreed upon in an arm’s-length transaction between knowledgeable, willing parties who are under no compulsion to act.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	48

(i)	The fair values of cash and cash equivalents, accounts receivable, notes receivable, bank loans and advances, trade and other payables and provisions approximate their carrying amounts due to their relative short maturities.

(ii)	The fair value of other investments is based on observable market data and mainly represents the Corporation’s investment in Junex Inc. which is quoted on the Toronto Stock Exchange.

(iii)	The fair value of long-term debt is based on observable market data and on the calculation of discounted cash flows. Discount rates were determined based on local government bond yields adjusted for the risks specific to each of the borrowings and for the credit market liquidity conditions.

27.3 HIERARCHY OF FINANCIAL ASSETS AND LIABILITIES MEASURED AT FAIR VALUE

The following table presents information about the Corporation’s financial assets and financial liabilities measured at fair value on a recurring basis as at December 31, 2011 and 2010 and indicates the fair value hierarchy of the Corporation’s valuation techniques to determine such fair value. Three levels of inputs that may be used to measure fair value:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

	For the year ended December 31, 2011
(in millions of Canadian dollars)		Quoted prices in active markets for identical assets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Financial assets
Other investments	5	—	5	—
Investments in shares held for trading	2	2	—	—
Derivative financial assets	29	—	29	—

Total	36	2	34	—

Financial liabilities
Derivative financial liabilities	129	—	129	—

Total	129	—	129	—

	For the year ended December 31, 2010
(in millions of Canadian dollars)		Quoted prices in active markets for identical assets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Financial assets
Other investments	5	—	5	—
Investments in shares held for trading	2	2	—	—
Derivative financial assets	14	—	14	—

Total	21	2	19	—

Financial liabilities
Derivative financial liabilities	95	—	95	—

Total	95	—	95	—

27.4 FINANCIAL RISK MANAGEMENT

The Corporation’s activities expose it to a variety of financial risks: market risk (including currency risk, fair value interest rate risk, cash flow interest rate risk and price risk), credit risk and liquidity risk. The

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	49

Corporation’s overall risk management program focuses on the unpredictability of the financial market and seeks to minimize potential adverse effects on the Corporation’s financial performance. The Corporation uses derivative financial instruments to hedge certain risk exposures.

Risk management is carried out by a central treasury department and management committee acting under policies approved by the Board of Directors. They identify, evaluate and hedge financial risks in close cooperation with the business units. The Board provides guidance for overall risk management, covering specific areas, such as foreign exchange risk, interest rate risk and credit risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity.

SUMMARY

	2011
(in millions of Canadian dollars)	Assets					Liabilities
RISK	Note		Short term	Long term	Total	Short term	Long term	Total
Currency risk	27.4 a	) (I)	1	21	22	(1)	(74)	(75)
Price risk	27.4 a	) (II)	5	2	7	(16)	(24)	(40)
Interest risk	27.4 a	) (III)	—	—	—	(1)	(1)	(2)
Other risk	27.4 d	)	—	—	—	—	(12)	(12)

Total			6	23	29	(18)	(111)	(129)

	2010
(in millions of Canadian dollars)			Assets			Liabilities
RISK	Note		Short term	Long term	Total	Short term	Long term	Total
Currency risk	27.4 a	) (I)	9	—	9	(1)	(62)	(63)
Price risk	27.4 a	) (II)	2	2	4	(11)	(14)	(25)
Other risk	27.4 d	)	1	—	1	—	(7)	(7)

Total			12	2	14	(12)	(83)	(95)

a) Market risk

(i)	Currency risk

The Corporation operates internationally and is exposed to foreign exchange risks arising from various currencies as a result of its export of goods produced in Canada, the United States, France, Sweden, Italy and Germany. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities, and net investments in foreign operations. These risks are partially covered by purchases, debt and foreign exchange forward contracts.

Management has implemented a policy to manage foreign exchange risk against its functional currency. The Corporation’s risk management policy is to hedge 25% to 90% of anticipated cash flows in each major foreign currency for the next 12 months and to hedge 0% to 75% for the subsequent 24 months.

In 2011, approximately 29% of sales from the Canadian operations were made to the United States and 17% of sales from French and Italian operations were made in countries whose currencies were other than the euro. The Corporation’s operation in Sweden is also exposed to currency risk, mainly the euro and the British pound (GBP). Total sales for 2011 from the Corporation’s Swedish operations impacted by the euro or the GBP were approximately CA $38 million.

The Corporation manages the foreign exchange exposure by entering into various foreign exchange forward contracts and currency option instruments related to anticipated sales, purchases, interest expense and repayment of long-term debt. The Corporation may designate these foreign exchange forward contracts as a cash flow hedge of future anticipated sales, purchases, interest expense and repayment of long-term debt denominated in foreign currencies. Gains or losses from these derivative financial instruments designated as hedges are recorded in Accumulated other comprehensive income (loss) net of related income taxes and are reclassified to earnings as adjustments to sales, cost of sales, interest expense or foreign exchange loss (gain) on long-term debt in the same period as the respective hedged item affects earnings.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	50

The following table summarizes the Corporation’s commitments to buy and sell foreign currencies as at December 31, 2011 and 2010:

	2011
	Exchange rate	Maturity	Notional amount (in millions)		Fair value (in millions of Canadian dollars)
Repayment of long-term debt
Derivatives designated as cash flow hedges and reclassified in Foreign exchange loss (gain) on long-term debt (effective portion):
Foreign exchange forward contracts (US$ for CA$)	0.9987	December 2017	US$	200	7

Subtotal					7

Derivatives designated as held for trading and reclassified in Foreign exchange loss (gain) on long-term debt (effective portion):
Foreign exchange forward contracts (US$ for CA$)	1.1928	February 2013	US$	310	(49)
Foreign exchange forward contracts (US$ for CA$)	1.1945	May 2013	US$	50	(9)
Currency option bought to buy US$ (US$ for CA$)	1.1930	January 2012 to February 2013	US$	100	15
Currency option sold to buy US$ (US$ for CA$)	1.0113	February 2013	US$	37.5	(2)
Currency option sold to buy US$ (US$ for CA$)	1.0350	February 2013 to December 2017	US$	200	(14)

Subtotal					(59)

Forecasted sales
Derivatives designated as cash flow hedges and reclassified in Sales (effective portion):
Foreign exchange forward contracts (US$ for CA$)	1.0252	0 to 12 months	US$	64.5	—
Foreign exchange forward contracts (€ for US$)	1.4116	0 to 12 months	US$	1.2	—
Foreign exchange forward contracts (GBP for SEK)	10.5873	0 to 12 months		GBP3.6	—
Foreign exchange forward contracts (€ for SEK)	9.2497	0 to 12 months		€9.2	—
Foreign exchange forward contracts (GBP for €)	1.1622	0 to 12 months		GBP4.8	(1)

Subtotal					(1)

Derivatives designated as held for trading and reclassified in Loss (gain) on derivative financial instruments:
Currency option instruments (US$ for CA$)	1.0314	0 to 12 months	US$	32.5	—
Currency option instruments (US$ for CA$)	1.0390	13 to 23 months	US$	40	—

Subtotal					—

Forecasted purchases
Hedge of forecasted purchases designated as cash flow hedges and reclassified in Cost of sales (effective portion):
Foreign exchange forward contracts (US$ for CA$)	1.0457	0 to 11 months	US$	1.8	—

Subtotal					—

Total					(53)

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	51

	2010
	Exchange rate	Maturity	Notional amount (in millions)		Fair value (in millions of Canadian dollars)
Repayment of long-term debt
Derivatives designated as held for trading and reclassified in Foreign exchange loss (gain) on long-term debt (effective portion):
Foreign exchange forward contracts (US$ for CA$)	1.1928	February 2013	US$	310	(52)
Foreign exchange forward contracts (US$ for CA$)	1.1945	May 2013	US$	50	(8)
Currency option sold to buy US$ (US$ for CA$)	1.0113	February 2013	US$	37.5	(2)

Subtotal					(62)

Forecasted sales
Derivatives designated as cash flow hedges and reclassified in Sales (effective portion):
Foreign exchange forward contracts (US$ for CA$)	0.9946	January 2011	US$	11	—
Foreign exchange forward contracts (US$ for CA$)	1.1307	0 to 12 months	US$	57	7
Foreign exchange forward contracts (US$ for CA$)	1.0727	February 2012	US$	0.5	—
Foreign exchange forward contracts (€ for US$)	1.3802	0 to 12 months	US$	3.6	—
Foreign exchange forward contracts (GBP for SEK)	10.92	0 to 12 months		GBP3.4	—
Foreign exchange forward contracts (€ for SEK)	9.2933	0 to 12 months		€3.6	—
Foreign exchange forward contracts (GBP for €)	1.1592	0 to 12 months		GBP2.8	—
Currency option instruments (GBP for €)	1.1261	0 to 12 months		GBP0.4	—

Subtotal					7

Derivatives designated as held for trading and reclassified in Loss (gain) on derivative financial instruments (effective portion):
Currency option instruments (US$ for CA$)	1.0803	0 to 12 months	US$	7.5	2

Subtotal					2

Forecasted purchases
Hedge of forecasted purchases designated as cash flow hedges and reclassified in Cost of sales (effective portion):
Foreign exchange forward contracts (US$ for CA$)	1.1333	0 to 12 months	US$	5.2	(1)
Foreign exchange forward contracts (US$ for CA$)	1.0457	13 to 23 months	US$	2.2	—

Subtotal					(1)

Total					(54)

The fair values of foreign exchange forward contracts and currency options are determined using the discounted value of the difference between the value of the contract at expiry calculated using the contracted exchange rate and the exchange rate the financial institution would use if it renegotiated the same contract under the same conditions as at the consolidated balance sheet date. The discount rates are adjusted for the credit risk of the Corporation or of the counterparty, as applicable. When determining credit risk adjustments, the Corporation considers master netting agreements, if applicable.

In 2011, if the Canadian dollar had strengthened by $0.01 against the US dollar on average for the year with all other variables held constant, operating income before depreciation for the year would have been approximately $6 million lower, based on the net exposure of total US sales less US purchases of the Corporation’s Canadian operations and operating income before depreciation of the Corporation’s US operations but excluding the effect of this change on the denominated working capital components. The interest expense would have been approximately $1 million lower arising mainly from the Corporation’s US dollar-denominated unsecured senior notes.

In 2011, if the Canadian dollar had strengthened by $0.01 against the euro with all other variables held constant, operating income before depreciation for the year would have been approximately $1 million lower following the translation of operating income of the Corporation’s European operations.

Currency risk on translation of self-sustaining foreign subsidiaries

The Corporation has certain investments in foreign operations whose net assets are exposed to foreign currency translation risk. The Corporation may designate part of its long-term debt denominated in foreign currencies as a hedge of the net investment in self-sustaining foreign subsidiaries. Gains or losses resulting from the translation to Canadian dollars of long-term debt denominated in foreign currencies and designated as net investment hedges are recorded in Accumulated other comprehensive income (loss) net of related income taxes.

The table below shows the effect on consolidated equity of a 10% change in the value of the Canadian dollar against the US dollar and the euro as at December 31, 2011 and 2010. The calculation includes the effect of currency hedges of net investment in US foreign entities and assumes that no changes occurred other than a single currency exchange rate movement.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	52

The exposures used in the calculations are the foreign currency-denominated equity and the hedging level as at December 31, 2011 and 2010, with the hedging instruments being the long-term debt denominated in US dollars.

Consolidated shareholders’ equity: Currency effect before tax of a 10% change

	2011			2010
(in millions of Canadian dollars)	Before hedges	Hedges	Net impact	Before hedges	Hedges	Net impact
10% change in the CA$/US$ rate	78	56	22	75	53	22
10% change in the CA$/euro rate	6	—	6	4	—	4

(ii)	Price risk

The Corporation is exposed to commodity price risk on old corrugated containers, electricity and natural gas. The Corporation uses derivative commodity contracts to help manage its production costs. The Corporation may designate these derivatives as cash flow hedges of anticipated purchases of raw materials, natural gas and electricity. Gains or losses from these derivative financial instruments designated as hedges are recorded in Accumulated other comprehensive income (loss) net of related income taxes and are reclassified to earnings as adjustments to Cost of sales in the same period as the respective hedged item affects earnings.

The fair value of these contracts is as follows:

	2011
	Quantity	Maturity	Fair value (in millions of Canadian dollars)
Forecasted purchases
Derivatives designated as held for trading and reclassified in Cost of sales
Old corrugated containers	160,000 s.t.	2012 to 2016	(1)
Sorted office papers	14,500 s.t.	2012	—
Derivatives designated as cash flow hedges and reclassified in Cost of sales (effective portion)
Electricity	315,024 MWh	2012 to 2014	(2)
Oil Gulf cost	72,875 barrels	2012	1
Natural gas:
Canadian portfolio	12,967,050 GJ	2012 to 2017	(20)
US portfolio	7,943,100 mmBtu	2012 to 2017	(17)
Total			(39)

In 2011, as part of the sale of its Versailles boxboard mill, the Corporation also entered into an agreement to sell natural gas to the acquirer. Maturity of the contracts is 2012 to 2016 with a notional amount of 2,994,444 mmBtu. The fair value of this agreement is $6 million as at December 31, 2011.

	2010
	Quantity	Maturity	Fair value (in millions of Canadian dollars)
Forecasted purchases
Derivatives designated as held for trading and reclassified in Cost of sales
Old corrugated containers	137,000 s.t.	2011 to 2013	2
Sorted office papers	44,500 s.t.	2012	—
Derivatives designated as cash flow hedges and reclassified in Cost of sales (effective portion)
Electricity	412,320 MWh	2011 to 2013	(1)
Oil Gulf cost	125,025 barrels	2011 to 2012	2
Natural gas:
Canadian portfolio	8,118,400 GJ	2011 to 2015	(11)
US portfolio	8,253,350 mmBtu	2011 to 2015	(13)
Total			(21)

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	53

The fair value of derivative financial instruments other than options is established utilizing a discounted future expected cash flows method. Future expected cash flows are determined by reference to the forward price or rate prevailing on the assessment date of the underlying financial index (exchange or interest rate or commodity price) according to the contractual terms of the instrument. Future expected cash flows are discounted at an interest rate reflecting both the maturity of each flow and the credit risk of the party to the contract for which it represents a liability (subject to the application of relevant credit support enhancements). The fair value of derivative financial instruments that represent options is established utilizing similar methods that reflect the impact of the potential volatility of the financial index underlying the option on future expected cash flows.

The table below shows the effect of changes in the price of old corrugated containers, natural gas and electricity as at December 31, 2011 and 2010. The calculation includes the effect of price hedges of these commodities and assumes that no changes occurred other than a single change in price.

The exposures used in the calculations are the commodity consumption and the hedging level as at December 31, 2011 and 2010, with the hedging instruments being derivative commodity contracts. It excludes commodity consumption of RdM.

Consolidated commodity consumption: Price change effect before tax

	2011			2010
(in millions of Canadian dollars1)	Before hedges	Hedges	Net impact	Before hedges	Hedges	Net impact
US$15/s.t. change in recycled paper price	29	1	28	33	2	31
US$30/s.t. change in commercial pulp price	5	—	5	5	—	5
US$1/mmBTU. change in natural gas price	7	5	2	9	6	3
US$1/MWh change in electricity	2	—	2	2	—	2

1	Sensitivity calculated with an exchange rate of CA$/US$1.00 for 2011 and 2010.

(iii)	Interest rate risk

The Corporation has no significant interest-bearing assets.

The Corporation’s interest rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Corporation to cash flow interest rate risk. Borrowings issued at fixed rates expose the Corporation to fair value interest rate risk.

When appropriate, the Corporation analyzes its interest rate risk exposure. Various scenarios are simulated taking into consideration refinancing, renewal of existing positions, alternative financing and hedging. Based on these scenarios, the Corporation calculates the impact on earnings of a defined interest rate shift. For each simulation, the same interest rate shift is used for all currencies. The scenarios are run only for liabilities that represent the major interest-bearing positions. As at December 31, 2011, approximately 22% (2010–28%) of the Corporation’s long-term debt was at variable rates.

Based on the outstanding long-term debt as at December 31, 2011 the impact on interest expense of a 1% change in rate would be approximately $3 million (impact on net earnings is approximately $2 million).

In addition, the Corporation holds interest rate swaps agreement not designated as a hedge. The Corporation has swaps maturing in 2012 and 2013 to fix the interest rate on a notional amount of US$5 million. As at December 31, 2011, these agreements is recorded as a liability at its fair value of nil

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	54

(December 31, 2010–nil). Another agreement is a swap maturing in 2014 on a notional amount of $25 million. This agreement fair value is nil as at December 31, 2011 (2010–nil). The Corporation also holds interest rate swaps through RdM. These swaps are contracted to fix interest rate on a notional amount of €32 million and are maturing in 2016. Fair value of these agreements is a liability of $2 million as at December 31, 2011.

(iv)	Loss (gain) on derivative financial instruments is as follows:

(in millions of Canadian dollars)	2011	2010
Unrealized loss on derivative financial instruments	12	6
Realized gain on derivative financial instruments	(4)	(7)

	8	(1)

b)	Credit risk

Credit risk arises from cash and cash equivalents, derivative financial instruments and deposits with banks and financial institutions. The Corporation reduces this risk by dealing with creditworthy financial institutions.

The Corporation is exposed to credit risk on the accounts receivable from its customers. In order to reduce this risk, the Corporation’s credit policies include the analysis of the financial position of its customers and the regular review of their credit limits. In addition, the Corporation believes there is no particular concentration of credit risk due to the geographic diversity of customers and the procedures for the management of commercial risks. Derivative financial instruments include an element of credit risk should the counterparty be unable to meet its obligations.

Trade receivables are recognized initially at fair value and are subsequently measured at amortized cost using the effective interest method, less provision for doubtful accounts. An allowance for doubtful accounts of trade receivables is established when there is objective evidence that the Corporation will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the trade receivable is impaired. Each trade receivable balance is evaluated separately to identify impairment. The amount of the allowance for doubtful accounts is the difference between the asset’s carrying amount and the present value of estimated cash flows. The carrying amount of the asset is reduced through the use of an allowance account, and the amount of the loss is recorded in the consolidated statement of earnings in Selling and administrative expenses. When a trade receivable is uncollectible, it is written off against the allowance for doubtful accounts. Subsequent recoveries of amounts previously written off are credited against Selling and administrative expenses in the consolidated statement of earnings.

c)	Liquidity risk

Liquidity risk is the risk that the Corporation will not be able to meet its obligations as they fall due. The following are the contractual maturities of financial liabilities as at December 31, 2011 and 2010:

	2011
(in millions of Canadian dollars)	Carrying amount	Contractual cash flows	Less than one year	Between one and two years	Between two and five years	More than five years
Non-derivative financial liabilities:
Bank loans and advances	90	90	90	—	—	—
Trade and other payables and current income tax liabilities	541	541	541	—	—	—
Revolving credit facility	282	312	10	10	292	—
Unsecured senior notes	970	1,455	76	93	424	862
Other debts of subsidiaries	61	61	16	17	16	12
Other debts without recourse to the Corporation	112	114	38	22	50	4
Derivative financial liabilities	129	129	18	85	12	14

	2,185	2,702	789	227	794	892

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	55

	2010
(in millions of Canadian dollars)	Carrying amount	Contractual cash flows	Less than one year	Between one and two years	Between two and five years	More than five years
Non-derivative financial liabilities:
Bank loans and advances	42	42	42	—	—	—
Trade and other payables and current income tax liabilities	442	442	442	—	—	—
Revolving credit facility	394	459	16	16	427	—
Unsecured senior notes	952	1,492	75	75	239	1,103
Other debts of subsidiaries	16	16	3	3	7	3
Other debts without recourse to the Corporation	19	19	5	13	1	—
Derivative financial liabilities	95	95	11	5	79	—

	1,960	2,565	594	112	753	1,106

As at December 31, 2011, the Corporation had unused credit facilities of $540 million (December 31, 2010–$355 million, January 1, 2010—$531 million), net of outstanding letters of credit of $10 million (December 31, 2010–$17 million, January 1, 2010–$27 million).

The payments between two and five years include the maturity of the Corporation’s revolving credit and facility of February 2015 and of its unsecured senior notes of December 2016.

d)	Other risk

In 2010, the Corporation entered into a put and call agreement with Industria E Innovazione (“Industria”) whereby Cascades has the option to buy 9.07% of the shares of RdM (100% of the shares held by Industria) for €0.43 per share between March 1, 2011 and December 31, 2012. Industria also has the option to require the Corporation to purchase its shares for €0.41 per share between January 1, 2013 and March 31, 2014. The Corporation evaluated these options using the binomial model and recorded a net liability of $12 million (December 31, 2010–$6 million)

NOTE 28

COMMITMENTS AND CONTINGENCIES

a)	The Corporation leases various properties, vehicles and equipment under non-cancellable operating lease agreements. Renewals and purchase options are specific to the entity that holds the lease. Future minimum payments under operating leases are as follows:

(in millions of Canadian dollars)	December 31, 2011	December 31, 2010	January 1, 2010
No later than one year	27	37	38
Later than one year but no later than five years	56	85	82
More than five years	17	31	38

b)	Capital Commitments

Capital expenditures contracted at the end of the reporting date but not yet incurred are as follows:

	December 31, 2011		December 31, 2010		January 1, 2010
(in millions of Canadian dollars)	Property, plant and equipment	Intangible assets	Property, plant and equipment	Intangible assets	Property, plant and equipment	Intangible assets
No later than one year	8	—	16	4	9	—
Later than one year but no later than five years	2	—	3	—	—	—

	10	—	19	4	9	—

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	56

c)	The Corporation has entered into agreements to guarantee certain obligations in relation to the construction of a new linerboard mill (“Greenpac”) near its Niagra Falls, New York site, in which the Corporation has an interest of 59.7%. The Corporation has guaranteed cost overruns relating to (i) remedial work at its Niagara Falls site, necessary to prepare the construction site to the extent such costs exceed the budgeted costs and funded contingency reserve of $10 million; and (ii) construction costs in excess of the budgeted construction costs. Construction began in June of 2011 and is expected to be completed in 2013. To date, the Corporation has no reason to believe it will be required to disburse any funds in relation to the aforementioned guarantees.

In addition, the Corporation has commitments to invest in Greenpac for $US33 million ($33 million). Disbursement of these commitments will be made in 2012.

d)	In the normal course of operations, the Corporation is party to various legal actions and contingencies, mostly related to contract disputes, environmental and product warranty claims, and labour issues. While the final outcome with respect to legal actions outstanding or pending as at December 31, 2011 cannot be predicted with certainty, it is management’s opinion that the outcome will not have a material adverse effect on the Corporation’s consolidated financial position, results of operations or its cash flows.

e)	The Corporation is currently working with representatives of the Ontario Ministry of the Environment (MOE)—Northern Region, regarding its potential responsibility for an environmental impact identified at its former Thunder Bay facility (“Thunder Bay”). The MOE has requested that the Corporation look into a management site plan relating to the sediment quality adjacent to Thunder Bay’s lagoon. Several meetings have been held during the year with the MOE and Resolute Forest Products (“Resolute”), formerly known as AbitibiBowater Inc., a former owner of the facility, that completed, in 2010, a reorganization under court protection in Canada and the United States. A study on the sediment quality and potential remediation options has commenced. Although a loss is probable, it is not possible at this time to estimate the Corporation’s obligation because of the uncertainty surrounding the extent of the environmental impact, the potential remediation alternatives, the concurrence of the MOE, and Resolute’s capacity to assume its proportionate share of responsibility. The Corporation has recorded an environmental reserve to address its estimated exposure for this matter.

f)	On May 2, 2011 the Corporation sold all of its interest in its subsidiaries Dopaco Inc. and Dopaco Canada Inc. (together, “Dopaco”). Under the terms of the sale agreement, the Corporation retained liability for certain pending litigation, namely a claim of damages in relation to contamination of a site previously used by Dopaco. The claim for damages amounting to approximately US$11 million ($11 million) includes amounts for the decontamination of the site, decrease in property value and legal expenses. The Corporation expects to go to trial in April, 2012. While the Corporation believes the claim is without merit, it is impossible to predict the final outcome of this claim with any certainty at this time. No provision is recorded for this potential claim.

NOTE 29

RELATED PARTY TRANSACTIONS

The Corporation entered into the following transactions with related parties:

(in millions of Canadian dollars)	Joint ventures	Associates
2011
Sales to related parties	63	111
Purchases from related parties	33	42
2010
Sales to related parties	72	98
Purchases from related parties	36	50

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	57

These transactions occurred in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

The following balances were outstanding at the end of the reporting period:

(in millions of Canadian dollars)	December 31, 2011	December 31, 2010	January 1, 2010
Receivables from related parties
Joint ventures	16	13	14
Associates	8	10	8
Payables to related parties
Joint ventures	17	7	6
Associates	4	5	5

The receivables from related parties arise mainly from sale transactions. The receivables are unsecured in nature and bear no interest. There are no provisions held against receivables from related parties. The payables to related parties arise mainly from purchase transactions. The payables bear no interest.

NOTE 30

TRANSITION TO IFRS

These consolidated financial statements have been prepared in accordance with the accounting policies described in note 2. The effect of the Corporation’s transition to IFRS is summarized in this note.

The Corporation has adopted the provisions of IFRS 1, First-time Adoption of International Financial Reporting Standards, and has identified January 1, 2010 as the date of transition (“Transition Date”).

The effect of applying these new standards reduced the equity attributable to Shareholders by $213 million. The main elements that represent this reduction are as follows:

(in millions of Canadian dollars)	Gross amount	Net of tax amount
Impairment charges	(158)	(120)
Employee benefits	(124)	(90)
Share of results of associates and joint ventures	(3)	(3)

	(285)	(213)

Set forth below are the IFRS 1 applicable exemptions and exceptions applied on transition from Canadian GAAP to IFRS.

IFRS EXEMPTION OPTIONS

1. Business combinations—IFRS 1 provides the option to apply IFRS 3, Business Combinations, retrospectively or prospectively from the Transition Date. The retrospective basis would require restatement of all business combinations that occurred prior to the Transition Date. The Corporation elected not to retrospectively apply IFRS 3 to business combinations that occurred prior to its Transition Date and therefore business combinations have not been restated. As such, the Canadian GAAP carrying values relating to business combinations before that date, including any goodwill arising on such business combinations, have not been adjusted from the carrying value previously determined under Canadian GAAP as a result of applying this exemption.

2. Employee benefits—IFRS 1 provides the option to retrospectively apply the corridor approach under IAS 19, Employee Benefits, for the recognition of actuarial gains and losses, or recognize all cumulative gains and losses deferred under Canadian GAAP in opening retained earnings at the Transition Date. The Corporation elected to recognize all cumulative actuarial gains and losses that existed at its Transition Date in opening retained earnings for all of its employee benefit plans.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	58

3. Currency translation differences “CTA”—Retrospective application of IFRS would require the Corporation to determine cumulative currency translation differences in accordance with IAS 21, The Effects of Changes in Foreign Exchange Rates, from the date a subsidiary or equity method investee was formed or acquired. IFRS 1 permits cumulative translation gains and losses to be reset to zero at the Transition Date. The Corporation elected to reset all cumulative translation gains and losses to zero in opening retained earnings at its Transition Date.

4. Fair value as deemed cost—IFRS 1 allows an entity to adopt a revaluation method for any elements of property, plant and equipment at the Corporation’s discretion and designate fair value as deemed cost as at the Transition Date under IFRS 1. An entity may also elect to recalculate original cost and amortization terms previously determined under Canadian GAAP retrospectively in accordance with IAS 16, Property, Plant and Equipment. The Corporation elected to record property, plant and equipment at cost at the Transition Date.

5. Asset retirement obligations—IFRIC 1, Changes in Existing Decommissioning, Restoration and Similar Liabilities, requires an entity to determine the obligation to dismantle, remove and restore items of property, plant and equipment in accordance with IFRS from the acquisition date of the asset. IFRS 1 allows an entity to apply prospectively the requirement of IFRIC 1. In accounting for changes in asset retirement obligations, the guidance in IFRS 1 requires changes in such obligations to be added to or deducted from the cost of the asset to which it relates. The adjusted depreciable amount of the asset is then depreciated prospectively over its remaining useful life. The Corporation elected to measure the liability and the related depreciation effects at the Transition Date.

6. Designation of previously recognized financial instruments—IFRS 1 allows an entity to designate, at the Transition Date, a financial asset as AFS. After the Transition Date, any gain or loss arising from a change in fair value of a financial asset classified as AFS is recognized in Other comprehensive income (“OCI”), except for impairment losses and foreign exchange gains and losses. The cumulative gain and loss recognized in OCI is recycled through the statement of earnings when the financial asset is derecognized. The Corporation elected to apply this exemption to a financial asset previously designed as HFT.

7. Borrowing costs—IFRS 1 provides the option to apply IAS 23, Borrowing Costs, retrospectively or prospectively from the Transition Date. IAS 23 requires an entity to capitalize borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset as part of the cost of that asset. A “qualifying asset” is an asset that necessarily takes a substantial period of time to get ready for its intended use or sale. The Corporation elected to apply this exemption prospectively in respect of qualifying assets for which the commencement date for capitalization was on or after the Transition Date.

IFRS MANDATORY EXCEPTIONS

The applicable mandatory exceptions in IFRS 1 applied by the Corporation on transition from Canadian GAAP to IFRS are described below:

1. Hedge accounting—Hedge accounting can only be applied prospectively from the Transition Date to transactions that satisfy the hedge accounting criteria in IAS 39, Financial Instruments: Recognition and Measurement, at that date. Hedging relationships cannot be designated retrospectively and the supporting documentation cannot be created retrospectively. As a result, only hedging relationships that satisfied the hedge accounting criteria as of the Transition Date are recorded as hedges in the Corporation’s results under IFRS. All derivatives, whether they meet IAS 39 criteria for hedge accounting or not, were fair valued and recorded in the consolidated balance sheet.

2. Estimates—Hindsight is not used to create or revise estimates. The estimates previously made by the Corporation under Canadian GAAP were not revised for application of IFRS except where necessary to reflect any difference in accounting policies.

3. Derecognition of financial assets and financial liabilities—Financial assets and financial liabilities derecognized before January 1, 2004 are not re-recognized under IFRS. The application of the exemption from restating comparative figures for IAS 32 and IAS 39 means that the Corporation recognized from January 1, 2010 any financial assets and financial liabilities derecognized since January 1, 2004 that do not meet the IAS 39 derecognition criteria. Management did not chose to apply the IAS 39 derecognition criteria to an earlier date.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	59

RECONCILIATIONS OF CANADIAN GAAP TO IFRS

This note provides a summary of the impacts resulting from the transition to IFRS. IFRS 1 requires the Corporation to reconcile equity, earnings, comprehensive income and cash flows for prior periods. The following represents the reconciliations from Canadian GAAP to IFRS for the respective periods noted for equity, earnings, comprehensive income and cash flows.

Changes in accounting policies

In addition to the optional exemptions and mandatory exceptions from retrospective application discussed above, the following narrative explains the significant transition adjustments impacting the Corporation’s financial position, financial performance and cash flows. The descriptive caption next to each numbered item below corresponds to the same numbered and descriptive caption in the reconciliations that follow, which reflect the quantitative impacts from each change. Unless a quantitative impact was noted below, the impact from the change was not material to the Corporation.

I. EMPLOYEE FUTURE BENEFITS

As stated in the section entitled “IFRS Exemption Options,” the Corporation elected to recognize all cumulative actuarial gains and losses that existed at the Transition Date in opening retained earnings for all of its employee benefit plans. As a result, the Corporation recognized all its cumulative actuarial losses of $99 million.

a. Actuarial gains and losses

Canadian GAAP—Actuarial gains and losses that arise in calculating the present value of the defined benefit obligation and the fair value of plan assets are recognized on a systematic and consistent basis, subject to a minimum required amortization based on a corridor approach. The corridor was 10% of the greater of the accrued benefit obligation at the beginning of the year and the fair value of plan assets at the beginning of the year. This excess of 10% is amortized as a component of pension expense on a straight-line basis over the expected average service life of active participants. Actuarial gains and losses below the 10% corridor are deferred.

IFRS—The Corporation elected to record all actuarial gains and losses in Other comprehensive income (loss) and recognize them immediately in retained earnings, without recycling to the consolidated statement of earnings. As a result, the carrying value of the net liability for employee future benefit obligations has been increased by $101 million to recognize cumulative net actuarial gains and losses as at January 1, 2010, and has a balance of $126 million as at December 31, 2010, including the actuarial gains and losses totalling $25 million for the year (net of income tax of $9 million). The Corporation has also adjusted pension expense to eliminate the amortization of actuarial gains and losses.

b. Past service costs

Canadian GAAP—Past service costs arising from plan amendments are amortized on a straight-line basis over the average remaining service period of active employees expected to benefit from the amendment.

IFRS—These costs are amortized on a straight-line basis over the average period until the benefits become vested. To the extent that the amended benefits are already vested, past service costs are recognized immediately. As a result, the Corporation adjusted its comparative pension expense to remove the amortization of the vested past service costs. As a result, the Corporation recognized $15 million of vested past service costs in its opening consolidated balance sheet.

c. Accrued benefit asset

Canadian GAAP—When a defined benefit plan gives rise to an accrued benefit asset, a valuation allowance is recognized for any excess of the accrued benefit asset over the expected future benefit. The accrued benefit asset is presented in the balance sheet net of the valuation allowance. A change in the valuation allowance is recognized in earnings for the period in which the change occurs.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	60

IFRS—Similar to Canadian GAAP, IFRS limits the recognition of the net benefit asset under certain circumstances to the amount that is recoverable. Since the Corporation has elected to record all actuarial gains and losses in Other comprehensive income (loss) with immediate recognition to retained earnings, any changes in valuation allowance are also recorded in Other comprehensive income (loss) in the period in which the changes occurred. As a result, the Corporation recorded an additional liability of $10 million as at the Transition Date. This amount represents the adjustment related to the accrued benefit asset and the minimum funding requirements.

d. Minimum funding requirements

Canadian GAAP—There is no requirement to recognize a liability for minimum funding requirements if the contribution payable is not expected to be available as a refund or a future contribution reduction after it is paid into a plan.

IFRS—A liability is recognized for minimum funding requirement contributions if the contribution payable is not expected to be available as a refund or a future contribution reduction after it is paid into the plan. As a result, the Corporation recorded an additional liability of $10 million at the Transition Date. This amount represents the adjustment related to the accrued benefit asset and the minimum funding requirements.

As a result of these adjustments, opening retained earnings decreased by $90 million. The Corporation decreased its other assets by $80 million, increased its other liabilities by $44 million and recorded a deferred income tax liability of $34 million as at the Transition Date.

II. IMPAIRMENTS

a. Grouping of assets

Canadian GAAP—When a long-lived asset does not have identifiable cash flows that are largely independent of those from other assets, that asset must be grouped with other related assets for impairment. This is referred to as the grouping of assets.

IFRS—An asset should be grouped with other related assets when the asset does not have identifiable cash inflows, as opposed to net cash flows, that are independent of those from other assets. This is referred to as a CGU.

b. Recoverable amount

Canadian GAAP—A recoverability test is performed by first comparing the undiscounted expected future cash flows to be derived from the use and eventual disposition of the asset to its carrying amount. If the asset does not recover its carrying value, an impairment loss is calculated as the excess of the asset’s carrying amount over its fair value.

IFRS—An impairment loss is recorded when the recoverable amount is less than the carrying amount. The recoverable amount is defined as the higher of the asset’s fair value less cost to sell and its value in use. Under the value-in-use calculation, the expected future cash flows from the asset are discounted to their net present value. As a result of the change in measurement methodology, the Corporation recognized impairments of $158 million and recorded a deferred income tax of $38 million at the Transition Date. Consequently, the amortization expense was adjusted by $18 million for 2010.

c. Reversal of impairment

Canadian GAAP—Reversal of impairment losses is not permitted.

IFRS—Reversal of impairment losses is required for assets other than goodwill if certain criteria are met.

The Corporation recorded the following impairment loss as at the Transition Date as a result of the change in measurement methodology.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	61

Impairment loss on property, plant and equipment and intangible assets with finite useful life

	January 1, 2010
(in millions of Canadian dollars)	Packaging Products
	Boxboard	Container- board	Specialty Products	Subtotal	Tissue Papers	Total
Machinery and equipment	52	31	45	128	22	150
Intangible assets	8	—	—	8	—	8

Total	60	31	45	136	22	158

The Corporation applied the income approach in determining fair value less cost to sell and used the following assumptions:

	January 1, 2010
	Boxboard	Containerboard	Specialty Products	Tissue Papers
Growth rate	2.00%	2.00%	2.00%	2.00%
Discounting rate	11.75%	11.75%	11.75%	11.75%

Property, plant and equipment and intangible assets (referred to as “long-lived assets”) are reviewed for impairment upon the occurrence of events or changes in circumstances indicating that at the lowest level of determinable cash flows, the carrying value of the long-lived assets may not be recoverable. This is accomplished by determining whether projected undiscounted future cash flows from operations exceed the carrying amount of the assets as of the assessment date. Estimates of future cash flows and fair values require judgment and may change.

For the purpose of this test, estimates of undiscounted future cash flows from operations are developed and several key assumptions are used, including production levels, selling prices and volume, raw material costs and foreign exchange rate. The forecasts used were derived from our internal budget and forecast and supported or derived from external information on the industry, such as Resource Information Systems Inc. (“RISI”) and Bloomberg.

The Corporation believes such assumptions to be reasonable. These assumptions involve a high degree of judgment and complexity and reflect management’s best estimates given the information available at the assessment date. In addition, the Corporation’s products are commodity products; therefore, pricing is inherently volatile and often follows a cyclical pattern.

Considering the above, there is a measurement uncertainty since adverse changes in one or in a combination of management’s key assumptions or change in use of such operations could require a significant change in the carrying amount of the assets tested for impairment.

III. FOREIGN CURRENCY TRANSLATION ADJUSTMENT

As noted in the section entitled “IFRS Exemption Options,” the Corporation has applied the one-time exemption to set the CTA to zero as at January 1, 2010. An amount of $88 million was recognized in retained earnings. The application of the exemption had no impact on net equity.

IV. FACTORING

Canadian GAAP—The derecognition model for a financial asset is based on control or, more specifically, on the surrender of control.

IFRS—According to the provisions of IAS 39, a set of criteria based mainly on the transfer of risks and rewards, as well as on the control of the financial asset, must be evaluated. The Corporation has accounts receivable sold into factoring arrangements which are disclosed off-balance sheet under Canadian GAAP and do not satisfy the derecognition criteria as at the Transition Date under IFRS and must be accounted for in the opening consolidated balance sheet. The Corporation increased its accounts receivable and liabilities by $15 million as at the Transition Date.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	62

V. JOINT VENTURES

Accounting method

Canadian GAAP—The interests in joint ventures must be accounted for using the proportionate consolidation method.

IFRS—The interests in joint ventures may be accounted for using the proportionate consolidation method or the equity method. The equity method is a method whereby an interest in a jointly controlled entity is initially recorded at cost and adjusted thereafter for post-acquisition changes in the venturer’s share of net assets. The Corporation elected to report its interests in joint ventures using the equity method. As a result of the application of the equity method, the Corporation’s net assets decreased by $171 million as at the Transition Date.

VI. PRESENTATION AND OTHER

Financial statement presentation in accordance with IFRS differs from the presentation in accordance with Canadian GAAP. The Corporation reclassified certain items in compliance with IFRS requirements. The reclassifications concern mainly deferred taxes and long-term provisions disclosure.

VII. INCOME TAXES

a. Accounting for uncertainty in income tax positions

Canadian GAAP—Benefits for uncertain tax positions are determined by reference to a two-step process. First, the Corporation determines whether it is more likely than not that an uncertain tax position will be sustained upon examination. Where the position meets that criterion of likelihood, the amount of benefit is measured as the amount that is more than 50% likely to be realized. Where the criterion of likelihood is not met, no benefit is recognized for the uncertain tax position. Additionally, under Canadian GAAP, uncertain tax positions are evaluated based solely on the technical merits of the positions. Liabilities are recorded where the technical merits are uncertain and the tax examination is not finalized.

IFRS—The provision for uncertain tax positions is the best estimate of the amount expected to be paid based on a qualitative assessment of all relevant factors, including the status of the tax authority examination. Uncertain tax positions are not evaluated solely on the technical merits of the position. No adjustment has been recorded to reflect this requirement.

b. Deferred tax

Canadian GAAP—Deferred taxes are split between current and long-term components on the basis of either (1) the underlying asset or liability, or (2) the expected reversal of items not related to an asset or liability.

IFRS—All deferred tax assets and liabilities are classified as long-term. The comparative figures have been reclassified to comply with this requirement.

c. Income tax effect of other reconciling differences between Canadian GAAP and IFRS

Differences for income taxes include the effect of recording and, where applicable, the deferred tax effect of other differences between Canadian GAAP and IFRS. All quantitative impacts shown in the table above are disclosed net of tax.

VIII. PROVISIONS AND CONTINGENT LIABILITIES

Canadian GAAP—A provision must be discounted using the entity’s credit-adjusted risk-free rate.

IFRS—A provision must be discounted using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the liability. Risk adjustments should be made to the discount rate if such risks are not inherent in the estimated cash outflows. The quantitative impact of this change is not significant.

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	63

IX. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Corporation has prospectively applied hedge accounting to those hedging relationships that satisfied the hedge accounting criteria of IAS 39 at the Corporation’s Transition Date in accordance with the transition requirements of IFRS.

Hedge accounting

Canadian GAAP—If certain conditions are met, the short cut method and the critical terms match method can be used for the assessment and measurement of ineffectiveness and, for certain hedges, an assumption of no ineffectiveness can be made.

IFRS—IFRS does not permit the use of the short cut method or the critical terms match method for the assessment and measurement of effectiveness in a hedging relationship. Ineffectiveness must be measured at each reporting period throughout the life of the hedging relationship. Under IAS 39, the Corporation uses the hypothetical derivative method to assess the effectiveness of its hedging relationships. As a result, the Corporation measured ineffectiveness at each reporting period and recognized related amounts in earnings. The quantitative impact of this change is not significant.

RECONCILIATION TO IFRS

The following schedules are reconciliations of balance sheet, net earnings and comprehensive loss as previously reported under Canadian GAAP to IFRS. No reconciliation of cash flow is provided as the only impact is caused by the exclusion of joint ventures. See section “V. Joint ventures” on page 63 for more details.

			Effect of transition to IFRS
Reconciliation of consolidated balance sheet as at January 1, 2010 (in millions of Canadian dollars)	Note	CA GAAP	Adjustments	Effect of joint ventures	Reclassification	IFRS
Assets
Current assets
Cash and cash equivalents	V	19	—	(11)	—	8
Accounts receivable	IV; V	510	—	(69)	15	456
Current income tax assets		13	—	—	—	13
Inventories	V	520	—	(53)	—	467
Financial assets	VI	14	—	—	—	14
Deferred income tax assets	VII (b)	6	—	—	(6)	—

		1,082	—	(133)	9	958
Long-term assets
Investments in associates and joint ventures	V; VI	148	(4)	116	—	260
Property, plant and equipment	II (b); V	1,912	(150)	(125)	—	1,637
Intangible assets	II (b); V; VI	165	(8)	(22)	2	137
Financial assets		7	—	—	—	7
Other assets	I; V; VI	162	(80)	(6)	(3)	73
Deferred income tax assets	VII (b)	—	—	—	74	74
Goodwill	V	316	—	(1)	—	315

		3,792	(242)	(171)	82	3,461

Liabilities and Shareholders’ Equity
Current liabilities
Bank loans and advances	V	83	—	(33)	—	50
Trade and other payables	IV; V; VIII	491	—	(71)	(25)	395
Current income tax liabilities		1	—	—	—	1
Provisions for contingencies and charges	VIII	—	—	—	24	24
Deferred income tax liabilities	VII	6	—	—	(6)	—
Current portion of financial liabilities and other liabilities	VI	7	—	—	—	7

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	64

			Effect of transition to IFRS
Reconciliation of consolidated balance sheet as at January 1, 2010 (in millions of Canadian dollars)	Note	CA GAAP	Adjustments	Effect of joint ventures	Reclassification	IFRS
Current portion of long-term debt	V	10	—	(4)	—	6
		598	—	(108)	(7)	483
Long-term liabilities
Long-term debt	V	1,459	—	(36)	—	1,423
Provision for contingencies and charges	VIII	—	—	—	31	31
Financial liabilities	V	55	—	(1)	—	54
Other liabilities	I; II (b); V; VIII	152	44	(14)	(16)	166
Deferred income tax liabilities	I; II (b); V; VII	203	(73)	(12)	74	192

		2,467	(29)	(171)	82	2,349

Equity attributable to Shareholders
Capital stock		499	—	—	—	499
Contributed surplus		14	—	—	—	14
Retained earnings	I; II; III	700	(213)	—	88	575
Accumulated other comprehensive income	III	91	—	—	(88)	3

		1,304	(213)	—	—	1,091
Non-controlling interest		21	—	—	—	21

Total equity		1,325	(213)	—	—	1,112

		3,792	(242)	(171)	82	3,461

Reconciliation of consolidated balance sheet as at December 31, 2010 (in millions of Canadian dollars)	Note	CA GAAP	Adjustments	Effect of joint ventures	Reclassification	IFRS
Assets
Current assets
Cash and cash equivalents	V	10	—	(4)	—	6
Accounts receivable	IV; V	549	—	(73)	14	490
Current income tax assets		21	—	—	—	21
Inventories	V	534	—	(58)	—	476
Financial assets	VI	12	—	—	—	12
Deferred income tax assets	VII (b)	7	—	—	(7)	—

		1,133	—	(135)	7	1,005
Long-term assets
Investments in associates and joint ventures	V; VI	156	(1)	107	—	262
Property, plant and equipment	II (b); V	1,777	(109)	(116)	1	1,553
Intangible assets	II (b); V; VI	150	(6)	(20)	2	126
Financial assets		4	—	—	—	4
Other assets	I; V; VI	190	(90)	(5)	(3)	92
Deferred income tax assets	VII (b)	—	—	—	82	82
Goodwill	V	314	—	(1)	—	313

		3,724	(206)	(170)	89	3,437

Liabilities and Shareholders’ Equity
Current liabilities
Bank loans and advances	V	64	—	(22)	—	42
Trade and other payables	IV; V; VIII	555	—	(81)	(34)	440
Income tax liabilities		4	—	(2)	—	2

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	65

			Effect of transition to IFRS
Reconciliation of consolidated balance sheet as at December 31, 2010 (in millions of Canadian dollars)	Note	CA GAAP	Adjustments	Effect of joint ventures	Reclassification	IFRS
Provisions for contingencies and charges	VIII	—	—	—	23	23
Deferred income tax liabilities	VII	5	—	—	(5)	—
Current portion of financial liabilities and other liabilities	VI	14	—	—	—	14
Current portion of long-term debt	V	12	—	(5)	—	7
Revolving credit facility, renewed in 2011	VI	—	—	—	394	394

		654	—	(110)	378	922
Long-term liabilities
Long-term debt	V	1,383	—	(31)	(392)	960
Provisions for contingencies and charges	VIII	—	—	—	37	37
Financial liabilities	V	84	—	(1)	—	83
Other liabilities	I; II (b)	150	76	(16)	(14)	196
Deferred income tax liabilities	I; II (b); V; VII	172	(74)	(11)	80	167

		2,443	2	(169)	89	2,365

Equity attributable to Shareholders
Capital stock		496	—	—	—	496
Contributed surplus		14	—	—	—	14
Retained earnings	I; II; III	701	(213)	—	88	576
Accumulated other comprehensive income (loss)	III	46	5	—	(88)	(37)

		1,257	(208)	—	—	1,049
Non-controlling interest		24	—	(1)	—	23

Total equity		1,281	(208)	(1)	—	1,072

		3,724	(206)	(170)	89	3,437

Reconciliation of consolidated net earnings for the year ended December 31, 2010 (in millions of Canadian dollars)	Note	CA GAAP	Effect of joint ventures	Adjustments	Discontinued operations[1] (note 5)	IFRS
Sales	V	3,959	(350)	—	(427)	3,182

Cost of sales and expenses
Cost of sales	I; II; V	3,385	(294)	(30)	(359)	2,702
Selling and administrative expenses	I, V	395	(35)	(1)	(33)	326
Loss on disposal and other	I	8	—	14	(7)	15
Impairment and restructuring costs	II; V	50	(1)	(19)	—	30
Foreign exchange loss	VI	—	—	7	—	7
Gain on derivative financial instruments		(1)	—	—	—	(1)

		3,837	(330)	(29)	(399)	3,079
Operating income		122	(20)	29	(28)	103
Financing expense	I, V	109	(4)	2	—	107
Loss on refinancing of long-term debt		3	—	—	—	3
Foreign exchange loss on long-term debt and financial instruments		4	—	—	—	4

		6	(16)	27	(28)	(11)
Recovery of income taxes	I; II; V; VII	—	(5)	6	(7)	(6)
Share of results of associates and joint ventures	V; VI	(15)	(11)	(2)	1	(27)

Net earnings from continuing operations including non-controlling interest for the year		21	—	23	(22)	22

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	66

Reconciliation of consolidated net earnings for the year ended December 31, 2010 (in millions of Canadian dollars)	Note	CA GAAP	Effect of joint ventures	Adjustments	Discontinued operations[1] (note 5)	IFRS
Net earnings (loss) from discontinued operations for the year		(1)	—	—	22	21
Net earnings including non-controlling interest for the year		20	—	23	—	43
Net earnings attributable to non-controlling interest		3	—	(1)	—	2

Net earnings attributable to Shareholders for the year		17	—	24	—	41
Net earnings from continuing operations per common share
Basic		$0.18				$0.21
Diluted		$0.18				$0.21
Net earnings per common share
Basic		$0.18				$0.43
Diluted		$0.18				$0.42

Weighted average basic number of common shares outstanding		96,807,032				96,807,032

1	Discontinued operations are net of intercompany transactions.

Reconciliation of consolidated statement of comprehensive loss for the year ended December 31, 2010 (in millions of Canadian dollars)	Note	CA GAAP	Effect of transition to IFRS	IFRS
Net earnings including non-controlling interest for the year		20	23	43

Other comprehensive loss
Translation adjustments
Change in foreign currency translation of net investment in foreign subsidiaries		(53)	4	(49)
Change in foreign currency translation related to hedging activities	IX	28	—	28
Income taxes		(4)	—	(4)
Cash flow hedges
Change in fair value of foreign exchange forward contracts		—	1	1
Change in fair value of interest rate swap agreements		(1)	1	—
Change in fair value of commodity derivative financial instruments	IX	(23)	—	(23)
Income taxes		8	—	8
Actuarial loss on post-employment benefit obligations	I	—	(33)	(33)
Income taxes		—	9	9
Available for sale financial assets		—	(1)	(1)

Other comprehensive loss		(45)	(19)	(64)

Comprehensive loss including non-controlling interest for the year		(25)	4	(21)
Comprehensive income attributable to non-controlling interest for the year		3	(1)	2

Comprehensive loss attributable to Shareholders for the year		(28)	5	(23)

CASCADES 2011 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	67